Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

HomeChoice Partners, Inc.,

a Delaware corporation,

DaVita HealthCare Partners Inc.,

a Delaware corporation,

Mary Ann Cope, R.Ph.,

Kathy F. Puglise, RN, CRNI,

Joseph W. Boyd, R.Ph.,

Barbara J. Exum, PharmD

and

BIOSCRIP, INC.,

a Delaware corporation

December 12, 2012

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5.17 Tax Matters	21

5.18 Brokers and Investment Advisers	22

5.19 Company Payment Programs	23

5.20 Inventory	24

5.21 Patients	24

5.22 [Intentionally Omitted]	24

5.23 Ownership; No Subsidiaries	24

5.24 Solvency	24

5.25 Transactions With Affiliates	24

5.26 No Omissions, Other Information	24

5.27 Absence of Certain Events	25

5.28 HIPAA	27

5.29 Compliance	27

5.30 Intellectual Property	27

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS	28

6.1 Capacity, Power and No Breach	28

6.2 Title to Shares, Etc	29

6.3 Brokers and Investment Advisers	29

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER	29

7.1 Organization in Good Standing	29

7.2 Buyer’s Authority and No Breach	30

7.3 Brokers and Investment Advisers	30

7.4 Investment	30

7.5 Litigation	30

7.6 Solvency	30

7.7 No Exclusion	30

7.8 Acknowledgment by Buyer	30

ARTICLE 8 EACH PARTY’S CONDITIONS PRECEDENT TO CLOSING	31

8.1 HSR	31

8.2 Statutes; Court Orders	31

ARTICLE 9 BUYER’S CONDITIONS PRECEDENT TO CLOSING	31

9.1 Representations and Warranties	31

9.2 Covenants	31

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9.3 No Company Material Adverse Effect	31

9.4 Supporting Documents	32

9.5 Regulatory Consents and Notices	33

9.6 Required Third Party Consents	34

9.7 DaVita Lender Certificate	34

ARTICLE 10 COMPANY AND STOCKHOLDERS’ CONDITIONS PRECEDENT TO CLOSING	34

10.1 Representations and Warranties	34

10.2 Covenants	34

10.3 Supporting Documents	34

10.4 Termination of Certain Guaranty	35

10.5 Purchase Price	35

ARTICLE 11 ADDITIONAL COVENANTS AND AGREEMENTS	35

11.1 Operation of the Business	35

11.2 Notification of Certain Matters	35

11.3 Regulatory and Other Authorizations, Consents	36

11.4 Confidentiality	36

11.5 Press Release	38

11.6 Cooperation	38

11.7 Expenses	38

11.8 Tax Election	39

11.9 Insurance	40

11.10 Filing Returns	40

11.11 Access	41

11.12 Required Third Party Consents	42

11.13 Release of Security Interests	42

11.14 Stockholders’ Access to Records	42

11.15 Employee, Payroll and Benefit Matters	42

11.16 Misdirected Accounts Receivable	44

11.17 Distribution of Certain Assets and Satisfaction of Certain Liabilities	44

11.18 Payment of Termination Fees	44

11.19 Antitrust Filings	45

11.20 SEC Financial Statements	45

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11.21 Transfer of Assets	46

11.22 Termination of Stockholders Agreement	46

11.23 Payor Communications	46

11.24 Referral Sources of the Company	47

ARTICLE 12 RESTRICTIVE COVENANTS	47

12.1 Covenants Against Competition	47

12.2 Rights of First Negotiation	49

12.3 Modification	50

12.2 Injunctive Relief; Other	50

ARTICLE 13 INDEMNIFICATION	50

13.1 Indemnification by Stockholders	50

13.2 Indemnification by Buyer	51

13.3 Limitations	52

13.4 Indemnification Process	53

13.5 Payment	55

13.6 Insurance Proceeds	55

13.7 Characterization of Indemnity Payments	56

13.8 [Intentionally Omitted]	56

13.9 [Intentionally Omitted]	56

13.10 No Duplicative Recovery	56

13.11 [Intentionally Omitted]	56

13.12 Exclusive Remedy	56

13.13 Indemnification Escrow	56

ARTICLE 14 TERMINATION	57

14.1 Termination	57

14.2 Effect of Termination	57

ARTICLE 15 REPRESENTATIVE	58

15.1 Appointment of Representative	58

15.2 Authority	58

15.3 Limitation on Liability	59

15.4 Resignation	59

ARTICLE 16 MISCELLANEOUS	59

16.1 Notices	59

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16.2 Survival	61

16.3 Waiver	61

16.4 Third Parties	61

16.5 Severability	61

16.6 Amendment	61

16.7 Counterparts	61

16.8 Headings; Interpretation	62

16.9 Entire Agreement	62

16.10 Successors and Assigns	62

16.11 Governing Law; Jurisdiction	62

16.12 Specific Performance	62

16.13 Representation by Counsel	63

16.14 Construction	63

16.15 No Referrals Required	63

16.16 Certain Matters Regarding Representation of Company	63

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 12, 2012, (the “Execution Date”) by and among HomeChoice Partners, Inc., a Delaware corporation (“Company”), DaVita HealthCare Partners Inc., a Delaware corporation (“DaVita”), in its capacity as a Stockholder (as defined below) and as representative of the Stockholders (as more fully defined in Section 15.1 below, the “Representative”), Mary Ann Cope, R.Ph. (“Cope”), Kathy F. Puglise, RN, CRNI (“Puglise”), Joseph W. Boyd, R.Ph. (“Boyd”) and Barbara J. Exum, PharmD (“Exum” and collectively with DaVita, Cope, Puglise and Boyd, the “Stockholders” and each, a “Stockholder”), BioScrip, Inc., a Delaware corporation (“Buyer”). Capitalized terms used herein are defined in Section 1.1 below or elsewhere in this Agreement as referenced in Section 1.2 below.

RECITALS

WHEREAS, Stockholders collectively own the Shares as set forth in Schedule I attached hereto; and

WHEREAS, Buyer desires to purchase from Stockholders, and Stockholders desire to sell to Buyer, the Shares on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1        Certain Definitions. In this Agreement, certain terms have the meanings specified or referred on Schedule A, which shall be equally applicable to both the singular and plural forms.

1.2        Other Defined Terms. The following terms have the meanings defined for such terms in the locations set forth below:

Term	Location
Agreement	Introductory Paragraph
Allocation Objection Notice	Section 11.8.2
Antitrust Laws	Section 11.17
Buyer	Introductory Paragraph
Buyer Plans	Section 11.15.3
Buyer’s Allocation Statement	Section 11.8.2
Buyer’s True Up Deliverables	Section 4.3.1
Cap	Section 13.3.3
Closing	ARTICLE 3
Closing Date	ARTICLE 3
Closing Payment	Section 4.1

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Term	Location
Commission	Section 11.19
Company	Introductory Paragraph
Competitor	Section 12.1.1
DaVita	Introductory Paragraph
Deductible	Section 13.3.3
Disclosure Update	Section 11.2
Earnout Calculation	Section 4.4.3
Escrow Agent	Section 4.1
Escrow Agreement	Section 4.1
Effective Time	ARTICLE 3
Estimated Claim Amount	Section 13.5
Estimated Closing Payment	Section 4.2
Estimated Closing Payment Certificate	Section 4.2
Execution Date	Introductory Paragraph
Expense Amount	Section 4.1
Expense Escrow	Section 4.1
Financial Statements	Section 5.6
Final Allocation Statement	Section 11.8.2
First Earnout Payment	Section 4.4
HIPAA	Section 5.28
HITECH	Section 5.28
Horsham Lease	Section 10.4
Horsham Lease Guaranty	Section 10.4
Indemnified Party	Section 13.4.1
Indemnification Escrow	Section 4.1
Indemnification Escrow Amount	Section 4.1
Indemnification Matter	Section 13.4.1
Indemnification Notice	Section 13.4.1(i)
Indemnifying Party	Section 13.4.1(ii)
Initial Purchase Price	Section 4.1
Interim Financial Statements	Section 5.6
JPMorgan	Section 9.7
JPMorgan Agreement	Section 9.7
Management Agreement	Section 9.4.15
Material Company Payment Programs Schedule	Section 5.19.1
Mintz Levin	Section 16.16
Objection Period	Section 4.3.2
Pending Claim Amount	Section 13.5
Pending Litigation	Section13.1.1(ii)(B)
Pension Plan	Section 5.15.7
Plan	Section 5.15
Redeemed Shares	Section 11.17
Redemption	Section 11.17
Related Party	Section 5.25
Representative	Introductory Paragraph

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Term	Location
Representative’s Expenses	Section 4.1
SARs Termination and Settlement Agreement	Section 4.5
SEC Financial Statements	Section 11.19
Second Earnout Payment	Section 4.4.2
Second Request	Section 11.17
Section 338(h)(10) Election	Section 11.8
Specified Equipment	Section 11.13(a)
Specified Equipment Leases	Section 11.13(a)
Specified Equipment Lessors	Section 11.13(a)
Specified Indemnities	Section 13.1.1(ii)
Specified Representations	Section 13.3
Stockholder	Introductory Paragraph
Straddle Period	Section 11.10.2
Surviving Company	Section 16.16
Tax Sharing Agreement	Section 9.4.14
Third Party Claim	Section 13.4.1(ii)
Transferred Assets	Section 11.21
Transfer Taxes	Section 11.10.3
Threshold Percentage	Section 12.1
TSA	Section 9.4.11
WARN Laws	Section 5.14.2 (iv)
Year End Financial Statements	Section 5.6

ARTICLE 2
SALE AND PURCHASE OF SHARES

Subject to the terms and the conditions set forth in this Agreement and on the basis of the representations and warranties herein, Stockholders agree to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, receive and accept from Stockholders, all of the Shares.

ARTICLE 3
CLOSING

The actions contemplated to consummate the transactions under this Agreement (the “Closing”) shall take place on the first day of the month after the month in which all of the conditions to closing set forth in ARTICLES 8 and 9 below are fully satisfied or waived in writing, or on such other date as agreed to in writing by Representative and Buyer (the “Closing Date”). The Closing shall occur at a time and place mutually determined by the parties, or by facsimile or electronic transmission and United States or overnight mail, and for all purposes, including financial accounting and all other necessary regulatory and licensure purposes between the parties, shall be deemed effective at 12:01 a.m. Eastern Time on the Closing Date, unless the Closing Date is December 31, in which case it shall be deemed effective at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

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ARTICLE 4

PURCHASE PRICE

4.1        Purchase Price. Subject to increase pursuant to Section 4.4, the amount payable in consideration for the sale by Stockholders of the Shares shall be an amount equal to Seventy Million Dollars ($70,000,000.00) (the “Initial Purchase Price”), (a) reduced or increased, as appropriate, on a dollar-for-dollar basis, by the amount of the Working Capital Adjustment, and (b) reduced, if appropriate, on a dollar-for-dollar basis, by the amount, if any by which Closing Credits exceed the Target Credits. The Initial Purchase Price as adjusted as described in clause (a) and (b) shall be referred to as the “Closing Payment.” The Closing Payment will include the following components:

4.1.1 the aggregate amount of the Closing Payoff Debt for which evidence of payment in full, reasonably satisfactory to Buyer has not been received prior to the Closing;

4.1.2 the Transaction-Related Costs;

4.1.3 the Aggregate SARs Payment;

4.1.4 the Indemnification Escrow Amount; and

4.1.5 the Expense Amount.

At Closing, the parties will establish an escrow account (the “Indemnification Escrow”) with the Escrow Agent that will remain in effect for a period of twenty-four (24) months following the Closing Date (subject to extension with respect to claims that are pending as of such twenty-four (24)-month anniversary), pursuant to the terms and subject to the conditions of the Escrow Agreement and the terms of this Agreement. At the Closing, Buyer will deposit in the Indemnification Escrow Four Million Dollars ($4,000,000) of the Closing Payment (the “Indemnification Escrow Amount”) to secure Stockholders’ indemnification obligations pursuant to ARTICLE 13. The Indemnification Escrow shall terminate on the twenty-four (24) month anniversary of the Closing Date; provided, however, if any claims for indemnification are made by Buyer or another Buyer Indemnified Party prior to such twenty-four (24) anniversary, an amount sufficient to satisfy each such claim shall be retained in the Indemnification Escrow until each such claim is resolved in accordance with the terms of this Agreement and the Escrow Agreement. In addition, at Closing, the parties will establish a separate escrow account (the “Expense Escrow”) with Escrow Agent that will remain in effect for a period of twenty-four (24) months following the Closing Date (subject to extension at the Representative’s election), pursuant to the terms and subject to the conditions of the Escrow Agreement and the terms of this Agreement. At the Closing, Buyer will deposit in the Expense Escrow One Million Dollars ($1,000,000) of the Closing Payment (the “Expense Amount”) to fund Representative Expenses at the Representative’s discretion. Upon termination of the Expense Escrow, the Representative will instruct Escrow Agent to disburse the balance therein, if any, to the Stockholders in accordance with their respective Pro Rata Shares. For purposes hereof, “Representative Expenses” means any losses, liabilities or expenses incurred by the Representative on behalf of the Stockholders arising out of or in connection with the administration of its duties hereunder or under the Escrow Agreement, including, without limitation, the legal fees, costs and expenses of any legal counsel retained by the Representative with respect to the defense, negotiation or resolution of any Indemnification Matter or claim in respect thereof and the fees, costs and expenses of any third-party arbitrator incurred by the Representative. As a condition to the closing of the transactions contemplated by this Agreement, Buyer, the Representative and Union Bank, N.A. (the “Escrow Agent”), shall enter into an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit 4.1 with respect to the investment and disbursement of the Indemnification Escrow Amount and the Expense Amount.

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4.2        Determination and Payment of Closing Payment. At least five (5) days prior to the Closing Date, the Representative (on behalf of Stockholders) shall deliver to Buyer a certificate (“Estimated Closing Payment Certificate”) signed by an authorized officer of Company setting forth Company’s good faith estimate of the Closing Payment and the components thereof (the “Estimated Closing Payment”). At the Closing, following receipt of the items listed in Section 9.3 or waiver of the same by Buyer, Buyer shall pay the Estimated Closing Payment by wire transfer of immediately available funds as follows:

4.2.1 to Company for further payment to the SAR Holders holding Vested SARs, the Aggregate SARs Payment, such distribution to be made in accordance with such SARs Holders’ respective number of Vested SARs and the SARs Termination and Settlement Agreements;

4.2.2 to the respective holders of Closing Payoff Debt, the Closing Payoff Debt;

4.2.3 to the respective payees of the Transaction-Related Costs, the Transaction-Related Costs;

4.2.4 to the Escrow Agent, the Indemnification Escrow Amount and the Expense Amount; and

4.2.5 the balance of the Estimated Closing Payment to Stockholders to an account or accounts designated by Stockholders to be divided among them as set forth in Schedule I.

4.3        Reconciliation of Closing Payment; Dispute Resolution.

4.3.1 As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to the Representative for review (a) the Closing Balance Sheet, (b) the calculation of the Closing Payment and the components thereof based on the Closing Balance Sheet, and (c) the calculation of the Closing Date Net Working Capital (collectively, “Buyer’s True Up Deliverables”).

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4.3.2 After delivery of Buyer’s True Up Deliverables, the Representative and its representatives shall be permitted reasonable access to review any materials used by Buyer in its preparation of the same. Buyer shall use its commercially reasonable efforts to cooperate with and respond to the Representative’s inquiries in connection with such review and to provide the Representative with any requested back-up materials within two (2) Business Days after any such request. If the Representative has any objections to the Closing Balance Sheet, Buyer’s calculation of the Closing Payment or Buyer’s calculation of the Closing Date Net Working Capital, the Representative shall deliver to Buyer an Objections Statement within the later of (a) sixty (60) days after the Representative’s receipt of Buyer’s True Up Deliverables, and (b) forty-five (45) days after the Representative’s receipt of the last of any requested back-up materials related thereto requested by the Representative within ten (10) days following its receipt of Buyer’s True Up Deliverables (the “Objection Period”). An Objections Statement shall set forth in reasonable detail the basis for the items being disputed in good faith. If an Objections Statement is not delivered to the Buyer during the Objection Period, the Closing Balance Sheet, Buyer’s calculation of the Closing Payment and Buyer’s calculation of the Closing Date Net Working Capital shall be final, binding and non-appealable by the parties hereto. Stockholders hereby waive the right to assert any objection, other than allegations of fraud, with respect to the Closing Balance Sheet, Buyer’s calculation of the Closing Payment and Buyer’s calculation of the Closing Date Net Working Capital that is not asserted in an Objections Statement delivered to Buyer within the Objection Period. If the Representative timely delivers to Buyer an Objections Statement, the Representative and Buyer shall negotiate in good faith to resolve any identified objections. If such negotiations are successful, the Representative and Buyer shall agree in writing upon the Closing Payment. If such negotiations are unsuccessful, the provisions of Section 4.3.3 shall be employed

4.3.3 If Buyer and the Representative do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, the Representative or Buyer may submit such Dispute to an Independent Auditor. The Representative and Buyer shall use their respective commercially reasonable efforts to cause the Independent Auditor to resolve all disagreements as soon as practicable. The Independent Accountant’s function shall be to review only those items which are specifically in dispute as identified in the Objections Statement and to resolve the Dispute only with respect to those items. In resolving any disputed item, the Independent Auditor may not assign a value to any item that is greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Unless otherwise agreed by the Representative and Buyer, the foregoing shall be the exclusive procedure for resolving any dispute concerning the Closing Balance Sheet, Closing Payment or Closing Date Net Working Capital.

4.3.4 The Closing Balance Sheet and calculation of the Closing Payment by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Independent Auditor shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Stockholders, on the other hand. The Stockholders’ share of such costs and expenses shall be funded from the Expense Escrow to the extent available.

4.3.5 At such time as the Closing Payment is finally determined whether by agreement of Buyer and Representative or by the Independent Auditor, Buyer shall pay to Stockholders any amount in excess of the Estimated Closing Payment in accordance with each Stockholder’s Pro Rata Share in accordance with Schedule I. If the final Closing Payment is less than the Estimated Closing Payment, the Representative, on behalf of the Stockholders, shall pay such shortfall to Buyer by authorizing the Escrow Agent to disburse from the Indemnification Escrow Amount to Buyer the aggregate amount of such shortfall.

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4.4        Earnout Payments.

4.4.1 First Earnout Payment. If and only if Company’s Actual Product Gross Profit for Year 1 exceeds Forty Four Million Dollars ($44,000,000.00), Buyer shall pay an amount equal to the lesser of (a) the sum of (i) Five Million Dollars ($5,000,000); plus (ii) (x) Actual Product Gross Profit for Year 1, minus (y) Forty Four Million Dollars ($44,000,000.00); and (b) Ten Million Dollars ($10,000,000.00) (the “First Earnout Payment”). The Buyer shall pay the First Earnout Payment to the Representative (for further payment to the Stockholders in accordance with their respective Pro Rata Shares) within seventy five (75) days after the first anniversary of the Closing Date, or, if later, on the date that the applicable Earnout Calculation become final in accordance with Section 4.4.3. For the avoidance of doubt, the parties agree that no amount shall be payable under this Section 4.4 if Actual Product Gross Profit does not exceed Forty Four Million Dollars ($44,000,000.00) during Year 1.

4.4.2 Second Earnout Payment. If and only if Company’s Actual Product Gross Profit for Year 2 exceeds Target Gross Profit, Buyer shall pay an amount equal to the lesser of (a) the sum of (i) Five Million Dollars ($5,000,000); plus (ii) (x) Actual Product Gross Profit for Year 2, minus (y) Target Gross Profit; and (b) Ten Million Dollars ($10,000,000.00) (the “Second Earnout Payment”). The Buyer shall pay the Second Earnout Payment to the Representative (for further payment to the Stockholders in accordance with their respective Pro Rata Shares), within seventy five (75) days after the second anniversary of the Closing Date, or, if later, on the date that the applicable Earnout Calculation become final in accordance with Section 4.4.3. For the avoidance of doubt, the parties agree that no amount shall be payable under this Section 4.4.2 if Actual Product Gross Profit does not exceed Target Gross Profit during Year 2.

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4.4.3 Calculation of Earnout Payment. Within forty-five (45) days after the last day of each of Year 1 and Year 2, Buyer shall have prepared and delivered to the Representative a statement setting forth in reasonable detail the computation of the First Earnout Payment or the Second Earnout Payment (each an “Earnout Calculation”), as the case may be, including all necessary back-up calculations. The Representative shall have reasonable access to the books and records and working papers relating to Company for the purpose of calculating or objecting to any Earnout Calculation. If the Representative has any objections to an Earnout Calculation, the Representative shall, within thirty (30) days of receipt of an Earnout Calculation (or, if the Representative requests any books and records or working papers, within thirty (30) days following the Representative’s receipt of the last of any requested materials provided that the request is made within fifteen (15) Business Days following receipt of an Earnout Calculation), deliver to Buyer an Earnout Objections Statement. An Earnout Objections Statement shall set forth in reasonable detail the basis for the items being disputed in good faith. Stockholders hereby waive the right to assert any objection, other than allegations of fraud, with respect to any Earnout Calculation that is not asserted in an Earnout Objections Statement delivered to Buyer within thirty (30) days after delivery of the Earnout Calculation. If an Earnout Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Earnout Calculation, the Earnout Calculation shall be final and binding upon, and non-appealable by, the parties hereto. If an Earnout Objections Statement is delivered to Buyer within such thirty (30) day period, the Representative and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after delivery of the Earnout Objections Statement, the Representative or Buyer may at any time thereafter, with written notice to the other party, submit such Dispute to an Independent Auditor. The Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all disagreements as promptly as practicable. The Earnout Calculation reflecting the resolution of the Dispute by the Independent Auditor shall be final and binding upon, and non-appealable by, the parties hereto and may be entered as a final judgment in any court of proper jurisdiction. The costs and expenses of the Independent Auditor shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Stockholders, on the other hand. The Stockholders’ share of such costs and expenses shall be funded from the Expense Escrow to the extent available. Unless otherwise agreed by the Representative and Buyer, the foregoing shall be the exclusive procedure for resolving any dispute concerning any Earnout Calculation.

4.4.4 Operation of the Business During Year 1 and Year 2. During the two-year period following the Closing Date, Buyer shall (a) maintain separate books and records for Company in a manner permitting preparation of financial statements which satisfy GAAP and which permit determination of the Earnout Payments; (b) not take any action designed to reduce or limit the amount of any Earnout Payment; and (c) deliver to the Representative, within thirty (30) days after the end of each fiscal quarter, a calculation of Actual Product Gross Profit for such fiscal quarter.

4.5        Tax Withholding. Prior to the payment of the First Earnout Payment, Buyer and the Representative will cooperate in good faith to determine whether Taxes attributable to the additional taxable gain recognized by Company related to Earnout Payments as result of the deemed assets sale pursuant to the Section 338(h)(10) Election pursuant to this Agreement (the “Additional Taxes”) shall be payable by DaVita or by Company. If it is determined that such Additional Taxes are payable by DaVita, then Buyer shall pay the Earnout Payments to the Representative and prior to further payment to the Stockholders, the Representative will deduct the applicable amount attributable to the Additional Taxes. Conversely, if it is determined that such Additional Taxes are payable by the Company, then Buyer shall deduct the applicable amount attributable to the Additional Taxes before payment to the Representative of the Earnout Payments.

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4.6        Stock Appreciation Rights. Each Vested SAR will be converted as of the Closing Date into the right to receive a pro rata portion of the Aggregate SARs Payment (based on the total number of Vested SARs outstanding immediately prior to the Closing Date). Prior to, or as promptly as practicable after the Execution Date, Company will send to each SAR Holder holding a Vested SAR a termination and settlement agreement in substantially the form attached hereto as Exhibit 4.5 (each, a “SARS Termination and Settlement Agreement”), which SARs Termination and Settlement Agreement will specify the following (a) the number of Vested SARS held by the SAR Holder; and (b) the portion of the Aggregate SARs Payment to be paid to such SAR Holder. As a condition to the receipt of the consideration to be paid to the SAR Holders in accordance with this Agreement, each SAR Holder holding a Vested SAR will agree and acknowledge in the Termination and Settlement Agreement that such SAR Holder (a) represents and warrants that it is the owner of all applicable SARS free and clear of all Liens; (b) acknowledges that the amounts to be received in respect of such Vested SARs by such SAR Holder constitutes all of the consideration the SAR Holder may receive with respect to the SARs held by the SAR Holder; and (c) releases and waives any and all actions, claims, lawsuits or damages the SAR Holder may have against Company or any of its Affiliates through the Closing Date in connection with the SARs, the SAR Plan and the settlement and termination thereof. All payments made to a SAR Holder in connection with a Vested SAR shall be subject to income and payroll tax withholding in accordance with applicable federal, state and local law. As of the Closing Date, Company shall terminate without additional compensation all SARs.

4.7        Form of Payments. All payments shall be made in readily available funds via wire transfer to an account or accounts designated by the recipient.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY

Except as specifically set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), Company represents and warrants to Buyer that, as of the date hereof, the following statements are true and correct:

5.1        Organization and Good Standing. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Section 5.1 of the Disclosure Schedule, Company has not had any other legal names or operated using any other name during the last five (5) years. Company has the full corporate power and authority to carry on its business as now presently conducted and to own, lease and operate the properties and assets it now owns or leases. Section 5.1 of the Disclosure Schedule lists all of the states in which Company is qualified to do business. Company is qualified as a foreign corporation to conduct business in all jurisdictions where the nature of the business transacted or properties owned by it makes such qualification necessary and as necessary for Company’s full performance of its obligations under this Agreement, except where the failure to be so qualified would not have a Material Adverse Effect.

5.2        Authorization; No Breach; Obligations. Company has full corporate power and authority (including board and Stockholder approval) necessary to execute, deliver and perform its obligations under the terms of this Agreement and all documents and agreements reasonably necessary to give effect to the provisions of this Agreement. Company’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (a) any material conflict, breach or violation of or default under its certificate of incorporation or bylaws; (b) any material conflict, breach or violation of or default under any judgment, order, decree, license, law or regulation applicable to Company; or (c) except as set forth in Section 5.2 of the Disclosure Schedule, any material breach or default under any Material Contract. This Agreement and all other documents and instruments required to be signed by Company hereunder constitute the legal, valid and binding obligations of Company, enforceable against it in accordance with their respective terms, except insofar as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws. Except as set forth in Section 5.2 of the Disclosure Schedule, the execution, delivery and consummation of this Agreement and the transactions contemplated herein will not violate or give any third party the right to modify, suspend, terminate, or accelerate any obligation under any Material Contract, and will not create any Lien upon Company’s capital stock or assets. To the knowledge of Company, there are no circumstances outstanding that could give rise to any claim that could have a Material Adverse Effect.

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5.3        Capitalization. There are Twenty Thousand (20,000) shares authorized and Three Thousand Eight Hundred Forty (3,840) shares outstanding of Company’s common stock, par value $0.01 per share. Section 5.3 of the Disclosure Schedule contains a complete and accurate list of the holders of Shares, the number of Shares owned of record by each such holder, and the par value of the Shares. All of the outstanding shares of Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and in certificated form. None of the outstanding equity securities or other securities of Company was issued in violation of the Securities Act or any other legal requirement. Company is not subject to any obligation to repurchase or otherwise acquire or retire any of its capital stock. Except for the Stockholders Agreement, there are no (i) options, warrants, preemptive or other similar rights outstanding to purchase any equity security of Company, or (ii) contracts for the purchase and sale of any outstanding shares of capital stock or any outstanding rights relating to the issuance, sale, or transfer of any equity securities or other securities of Company. Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote with Stockholders on any matter. Nothing in this Section 5.3 shall be deemed to limit the ability of Company and the Stockholders to consummate the Redemption described in Section 11.17.

5.4        Governing Documents of Company, Books and Records. True and correct copies of the certificate of incorporation and all amendments thereto (certified by the Secretary of State of the State of Delaware) and bylaws (certified by the Secretary of Company) of Company have been made available to Buyer. The corporate minute books of Company contain accurate and complete records of all meetings held by, and material corporate action taken by, stockholders, the board of directors of Company, and committees of the board of directors of Company (if any), and no meeting of stockholders, board of directors, or any committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, the corporate minute books will be in the possession of Company.

5.5        Financial Controls. Company uses commercially reasonable efforts to establish adequate internal accounting controls to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded in accordance with GAAP as necessary to permit preparation of the financial statements of Company and to maintain accountability for Company’s assets; (c) access to Company’s assets is permitted only in accordance with management’s authorization; and (d) the reporting of Company’s assets and period to period comparisons occur at regular intervals.

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5.6        Financial Statements.

5.6.1 Attached hereto as Section 5.6.1 of the Disclosure Schedule are the financial statements of Company for the fiscal years ended 2009, 2010 and 2011 (“Year End Financial Statements”), and for the interim period ended August 31, 2012 (“Interim Financial Statements”). All of the foregoing financial statements are herein sometimes called the “Financial Statements”. The Financial Statements have been prepared in accordance with GAAP, except as noted therein, subject, in the case of the Interim Financial Statements, to the absence of footnotes. The Financial Statements present fairly the financial condition and results of operations of Company for their respective periods and on their respective dates and have been prepared in accordance with GAAP, except for the absence of footnotes and the statements of cash flows.

5.6.2 Except (a) as set forth in the Interim Financial Statement, or (b) for current liabilities incurred since the date of the Interim Financial Statements in the ordinary course of Company’s business consistent with past practice, Company has no material liability or obligation of any kind, whether existing, fixed, contingent upon future events, vested, funded, unfunded or otherwise that would be required by GAAP to be disclosed on a balance sheet.

5.6.3 All of the Accounts Receivable reflected on the Interim Financial Statements and all Accounts Receivable arising subsequent to the date thereof (a) arose in bona fide sales or service transactions in the ordinary course of business of Company, (b) are not subject to a prior assignment, charge or Lien, (c) are not subject to rights of counterclaim or setoff by any provider, client or other account debtor, and (d) are collectible in the ordinary course consistent with past practice. Except for ordinary course year-end adjustments, to the extent applicable, Company has not altered its credit policies or practices since the date of the Interim Financial Statements, nor has Company sold, factored, discounted or compromised in any material respect any of Company’s Accounts Receivable since the date of the Interim Financial Statements.

5.6.4 All of the prepaid expenses of Company reflected on the Interim Financial Statements and all prepaid expenses arising subsequent to the date thereof represent actual advance payments of ordinary operating expenses of Company and can be utilized in full by Company following the Closing (to the extent not utilized prior to Closing).

5.7        Title to Properties; Leases.

5.7.1 Except as set forth in Section 5.7.1(a) of the Disclosure Schedule, Company has good title to all of the properties and assets, including the Equipment, owned by it, free and clear of all Liens except for Permitted Liens (provided, however, that Company makes no representation or warranty concerning lessors’ title to or encumbrances affecting the lessors’ fee interest in any real property leased pursuant to the Leases). Except as set forth in Section 5.7.1(b) of the Disclosure Schedule, the assets and properties owned by or leased pursuant to Leases by Company include all assets and properties (whether or not capitalized) necessary for and currently used in the conduct and operation of the Business.

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5.7.2 Company does not own any real property. Section 5.7.2 of the Disclosure Schedule sets forth a true and correct list of all the Leases and, with respect to all Equipment so leased, the Leased Equipment. Except as may be set forth in the Leases, there are no rights or options held by Company, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real or personal property, nor any rights or options granted by Company, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real or personal property. All of the Leases are in full force and effect and constitute legal, valid and binding obligations of Company, and with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by Company, or, to Company’s knowledge, by any other party thereto. Company has not received any written notice that any lessor under any Lease, or any other party whose consent is required to assign a Lease, will not consent (where such consent is required) to the consummation of the transactions contemplated herein. Except as set forth in Section 5.7.2 of the Disclosure Schedule, none of the Leased Equipment or Leased Real Property is leased pursuant to a capital lease.

5.7.3 Other than Leased Equipment, all of the Equipment which is capitalized as of the Execution Date is described in Section 5.7.3 of the Disclosure Schedule. The Equipment and the Leased Equipment are in good condition, working order and repair, ordinary wear and tear excepted and are usable in the ordinary course of business of Company. All such material assets have been maintained, repaired and replaced in accordance with normal industry practice in Company’s industry. The condition of the Equipment, including the Leased Equipment, conform in all material respects with all applicable statutes, laws, ordinances and regulations, governmental or otherwise.

5.7.4 Company has good and valid leasehold title to the Leased Real Property, and is not in material breach of the Leases related to the Leased Real Property. To Company’s knowledge, the current use of the Leased Real Property complies with all zoning ordinances and other similar restrictions. True, correct and complete copies of the Leases with respect to the Leased Real Property have been made available to Buyer. In addition, except as set forth in Section 5.7.4 of the Disclosure Schedule:

(i) To Company’s knowledge, no eminent domain or similar condemnation proceeding affecting all or any part of the Leased Real Property is now pending or threatened;

(ii) To Company’s knowledge, there are no material disputes with respect to the Leases for the Leased Real Property;

(iii) [Intentionally Omitted];

(iv) No security deposit or portion thereof deposited with respect to any Lease for the Leased Real Property has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

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(v) Company does not owe any brokerage commissions or finder’s fees with respect to any Lease for the Leased Real Property;

(vi) The landlord under any Lease for the Leased Real Property is not an Affiliate of, and otherwise does not have any economic interest in, Company;

(vii) Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(viii) There have been no collateral assignments of the Leases by Company; and

(ix) There have been no collateral assignments by Company of the security deposits paid under the Leases, nor are there any Liens on the security deposits under than the Permitted Liens.

5.7.5 The location of all Material Equipment has been accounted for and on the Business Day immediately preceding the Closing Date will either be present at the Leased Real Property, at an identified patient’s home or otherwise identified by location as contemplated by Section 9.4.17.

5.7.6 The Leased Real Property is served by all public utilities necessary to conduct current business operations on the Leased Real Property.

5.7.7 No Equipment is on consignment to Company.

5.7.8 Section 5.7.8 of the Disclosure Schedule lists all deposit accounts, lockbox accounts, securities accounts and commodity accounts maintained by Company, including the name of each institution where each such account is held, the name of each such account, the owners of each such account, the account number for each such account and indication of the type of account.

5.7.9 Section 5.7.9 of the Disclosure Schedule sets forth all letters of credit issued in favor of Company, as beneficiary thereunder, including the amount of each letter of credit.

5.7.10 Company does not own any motor vehicles, the value of which individually or in the aggregate exceed One Million Five Hundred Thousand Dollars ($1,500,000.00).

5.7.11 Schedule 5.7.11 sets forth a list of all purchases or acquisitions of assets with a book value of at least Five Thousand Dollars ($5,000.00) by Company since the date of the Interim Financial Statements, except for those purchases or acquisitions that occurred in the ordinary course of business.

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5.8        Environmental Laws and Regulations. (a) Except as set forth in Section 5.8 of the Disclosure Schedule, Company is, and at all times since September 7, 2007, has been in material compliance with all applicable Environmental Requirements relating to the Business, including its occupancy and use of the Leased Real Property, including, but not limited to, any Environmental Requirements relating to the use, storage, treatment, disposal, including any arrangement thereof, or transportation of any Materials of Environmental Concern; (b) during Company’s occupancy and operation of the Leased Real Property, no release, leak, discharge, spill, disposal, or emission of any Materials of Environmental Concern has occurred within the Leased Real Property in a quantity or manner that violates or may give rise to material liability of Company under Environmental Requirements; (c) there are no facts or circumstances that would result in or be the basis for any material liability of Company in connection with Company’s use, treatment, storage, disposal or transportation of any Materials of Environmental Concern under Environmental Requirements; (d) there is no pending or, to the knowledge of Company, threatened, litigation or administrative proceeding or investigation before any Governmental Entity against Company (whether civil, criminal or administrative) with respect to any asserted violation or liability involving any Materials of Environmental Concern or Environmental Requirements; (e) to the knowledge of Company, there is no asbestos or asbestos-containing material within the Leased Real Property except in material compliance with Environmental Requirements; (f) to the knowledge of Company, there are no above-ground or underground storage tank systems located at the Leased Real Property except in material compliance with Environmental Requirements; (g) there are no facts, circumstances, or conditions that could reasonably be expected to result in or be the basis of liabilities or obligations of Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Requirements; (h) to the knowledge of Company, no material expenditure will be required in order for Buyer to comply with any Environmental Requirements in effect at the time of the Closing in connection with the operation or continued operation of the Business or the Leased Real Property in a manner consistent with the current operation thereof by Company; and (i) to the extent existing and in Company’s possession, Company has made available to Buyer true and complete copies of any reports, studies, and audits possessed or initiated by Company pertaining to Materials of Environmental Concern generated, handled, treated, stored, or disposed of by the Business or otherwise present or potentially present at the Leased Real Property or to Company’s compliance with Environmental Requirements.

5.9        Compliance with Law. The operations of Company have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other legal requirements of all courts and other Governmental Entity having jurisdiction over Company or its employees, assets, properties and operations. No material violation or default of any applicable law, regulation, order or other legal requirement exists and Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, domestic or foreign, applicable to Company or any of its assets, properties or operations with respect thereto. No Employee or, to Company’s knowledge, independent contractor of Company has been excluded from participating in Medicare, Medicaid or any other federal health care program (as defined in 42 U.S.C. §§ 1320a-7b(f)).

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5.10      Litigation or Claims.

5.10.1 Except as disclosed in Section 5.10.1 of the Disclosure Schedule, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of Company, threatened before any Governmental Entity, or before any arbitrator or mediator of any nature, brought by or against Company or any of its officers, directors or employees involving, affecting or relating to the business of Company or its assets or the transactions contemplated by this Agreement, nor is any basis known to Company for any such action, suit, proceeding or investigation. Company is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, domestic or foreign, that affects Company’s business or assets, or that could reasonably be expected to interfere with the transactions contemplated by this Agreement. Company is not in violation of any regulation, law or order of any court or federal, state, municipal or other Governmental Entity or instrumentality, nor has Company received any written notice of any alleged noncompliance with any such matter.

5.10.2 Except as set forth in Section 5.10.2 of the Disclosure Schedule, (a) there are no Professional Liability Claims pending or, to the knowledge of Company, threatened, and (b) Company has received no written notice of and, to Company’s knowledge, there has not been any accident, happening or event which is caused by or otherwise involving any services performed by or in connection with or on behalf of Company that is reasonably likely to result in or serve as a basis for a Professional Liability Claim.

5.11        Licenses and Permits. Section 5.11 of the Disclosure Schedule sets forth a true and complete list and summary description of all Licenses and Permits, and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to Company’s knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any material respect. The Licenses and Permits constitute all of the licenses and permits under any legal requirements necessary for Company to lawfully conduct and operate the Business in the manner in which it is currently conducted. Each Employee has all Licenses and Permits necessary for his or her performance of duties for Company, all such Licenses and Permits are valid and in full force and effect, and copies of such Licenses and Permits have been made available to Buyer.

5.12        Accreditations. Section 5.12 of the Disclosure Schedule sets forth a true and complete list and summary descriptions of all accreditations held by Company and all pending applications therefor. Each accreditation has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to Company’s knowledge, threatened proceeding to revoke, cancel, suspend or declare such accreditation invalid in any respect. All necessary notices and applications have been submitted to assure that all accreditations will remain in full force and effect following the Closing of the transactions contemplated hereby, or if required, be reissued, upon consummation of the transactions contemplated by this Agreement. The accreditations listed in Section 5.12 of the Disclosure Schedule constitute all of the accreditations necessary for Company to operate its business in the manner in which it is currently conducted.

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5.13        Insurance.

5.13.1 Section 5.13.1 of the Disclosure Schedule lists all policies of insurance to which Company is a party or under which Company, or any director of Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement and all deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, and performance bonds issued for Company. Company has insurance coverage or is covered through programs of self-insurance for professional liability, general liability and workers’ compensation.

5.13.2 All policies to which Company is a party or that provide coverage to Company or any director or officer of Company (a) are valid, outstanding, and enforceable; (b) do not provide for any retrospective premium adjustment on the part of Company; (c) provide coverage on an occurrence basis, except as otherwise described in Section 5.13.2 of the Disclosure Schedule; (d) are sufficient for compliance with all legal requirements and contracts to which Company is a party or by which it is bound.

5.13.3 Other than in connection with renewal in the ordinary course of business, since December 31, 2009, Company has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any written notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

5.13.4 Company has paid all premiums due, and has otherwise performed in all material respects all of its obligations, under each policy to which Company is a party or that provides coverage to Company or any director thereof.

5.14        Employment.

5.14.1 Company is in compliance in all material respects with all applicable laws relating to employment and employment practices, payroll obligations, terms and conditions of employment, wages and hours, employment classification, workers compensation, unemployment benefits, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended, laws concerning leave requirements, laws prohibiting discrimination and retaliation, and laws concerning the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. To Company’s knowledge, except as set forth in Section 5.14.1 of the Disclosure Schedule, none of Company’s Employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar restrictive covenants in conflict with Company’s present business activities, and Company has not received any written or, to Company’s knowledge, unwritten notice alleging that any violation of any such restrictive covenants has occurred.

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5.14.2 Section 5.14.2 of Disclosure Schedule hereto contains a true and accurate list of Employees, together with each such person’s date of hire, title or job position, current hourly wage or salary, bonus, accrued vacation, sick and other paid time off to which such person is entitled. Company has paid or made provision for the payment of all accrued wages and benefits for all Employees through the Closing Date. Section 5.14.2 of the Disclosure Schedule hereto sets forth a list of all written employment agreements with any Employee. Except as disclosed in Section 5.14.2 of the Disclosure Schedule, (i) Company employs each Employee “at will”; and (ii) no Employee has notified Company that he or she intends to terminate his or her employment with Company or seek a material change in his or her duties or status. Each restrictive covenant granted by any Employee or former employee to Company was granted on the date of such Employee’s hire or promotion or was granted in consideration of a specific cash payment or the issuance of SARs or any other equity-based award; provided, that, the foregoing reference to “former employee” shall refer only to those former employees whose employment with Company terminated on or after June 30, 2011 and the terms of whose restricted covenants have not expired. There are no union contracts or other collective bargaining agreement in existence covering any of the Employees. Company has not received written notice from the National Labor Relations Board that a petition for recognition for a collective bargaining unit has been filed by or on behalf of any of the Employees, nor is Company aware of any attempts by any union to obtain recognition as a bargaining agent in respect of any of the Employees.

(i) There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning Company’s employment practices pending or, to Company’s knowledge, threatened before any federal, state or local agency or court, and, to Company’s knowledge, no basis for any such matter exists;

(ii) There are no inquiries, investigations or monitoring of activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise Affiliated with or engaged by Company pending or, to Company’s knowledge, threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners;

(iii) In the past two years, Company has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of the Employees acting in concert; and

(iv) Company has not implemented any plant closings, layoffs, relocations or other employment losses sufficient to trigger obligations under the federal Worker Adjustment and Retraining Notification Act, or any other similar applicable state law (“WARN Laws”).

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5.15        Employee Benefits Matters.

5.15.1 Plans. Set forth in Section 5.15.1 of the Disclosure Schedule is a list of each agreement, arrangement, plan, or policy sponsored by Company on behalf of the Employees, sponsored by DaVita or one of its Affiliates in which the Employees participate or to which Company contributes on behalf of any Employee, whether qualified or non-qualified, whether or not written, that involves any (a) pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive plan; (b) welfare or “fringe” benefits, including, without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including, without limitation, any “employee benefit plan” (as defined in ERISA Section 3(3)), (together “Plans” and each item thereunder a “Plan”). Company has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than under COBRA.

5.15.2 [Intentionally Omitted]

5.15.3 Valid Obligations/Amendment and Termination. Each Plan and related funding instrument is legal, valid and binding and in full force and effect, and there are no material defaults thereunder. Each Company Plan may be amended or terminated by Company or Buyer on or at any time after the Closing Date.

5.15.4 Compliance with Applicable Law. Each Plan and related funding instrument complies with and has been administered, operated, and maintained in substantial compliance with its terms, ERISA and the Code, and Company has no direct or indirect material liability under the requirements provided by any and all statutes, orders or governmental rules or regulations. With respect to each Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred.

5.15.5 Claims/Liability. Except as listed in Section 5.15.5 of the Disclosure Schedule, there is no pending or, to Company’s knowledge, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Company Plan, or with respect to the Employees only, any DaVita Plan, and, to Company’s knowledge, no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Company Plan, or with respect to the Employees only, any DaVita Plan, other than routine claims for benefits. Neither Company nor any of its directors, officers, employees or any plan fiduciary of a Company Plan has any liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Company Plan. Company has no liability by virtue of its being a member of a controlled group with a person who has liability under the Code or ERISA that would result in a Material Adverse Effect for Company. Company has not made any voluntary correction program submission to either the Internal Revenue Service or the Department of Labor with respect to any compliance failure or operational failure as relates to any Company Plan listed in Section 5.15.5 of the Disclosure Schedule.

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5.15.6 Contributions/Premiums. All contributions due in connection with the Employees’ participation in the Plans for all periods ending prior to the Closing Date will be made to the Plans prior to the Closing Date by Company. All contributions due in connection with the Employees’ participation in the Plans have been made on a timely basis to the Plans in accordance with ERISA and the Code. All insurance premiums due in connection with the Employees’ participation in the Plans have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Closing Date. All claims which have been incurred prior to Closing, whether or not reported, shall be processed through and paid under Company’s Plans (including for this purpose, any educational reimbursement or assistance program). For this purpose, a claim shall be deemed incurred:

(i)        with respect to medical benefits, other than as described in subsection (ii) immediately below, at the time services or materials are received;

(ii)       with respect to benefits for hospital or nursing home confinement, including doctors’ visits, nursing services and other services and supplies furnished in conjunction with the confinement, at the time the confinement commenced;

(iii)      with respect to life or survivor benefits, at the time of the death;

(iv)      with respect to short- or long-term disability or accident and sickness benefits, at the time the disability commenced;

(v)       with respect to amounts payable under workers’ compensation or other similar laws, at the time the disability, accident or illness commenced; and

(vi)      with respect to tuition or educational reimbursements, at the time the class or program commenced.

5.15.7 Qualified Pension Plans. Except as set forth in Section 5.15.7 of the Disclosure Schedule, Company is not a party to any plan described in Section 3(2) of ERISA (“Pension Plan”) that is intended to qualify under Code Section 401(a) and Code Section 501(a) and each such Pension Plan and its related trust, if any, are qualified under Code Section 401(a) and Code Section 501(a) and have been determined by the IRS to qualify thereunder for all applicable requirements, and nothing has since occurred to cause the loss of the Pension Plan’s qualification. No Pension Plan in which the Employees participate is solely a Company Plan.

5.15.8 Title IV Pension Plans, Multi-Employer Plans and Terminated Plans. Except as set forth in Section 5.15.8 of the Disclosure Schedule, Company has never made any contributions to any Pension Plan which is subject to the provisions of Title IV of ERISA or to any multi-employer plan (as defined in ERISA Section 3(37) of 4001(a)(3)), Company has never been a member of a controlled group which contributed to any such Plans, and Company has never been under common control with an employer which contributed to any such Plans. Company has not terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3) that is a Company Plan.

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5.15.9 No Triggering of Obligations. Except as set forth in Section 5.15.9 of the Disclosure Schedule, the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Buyer following the Closing, will not (a) entitle any current or former Employee to severance pay, unemployment compensation or any other payment, (b) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former Employee, or (c) give rise to the payment of any amount that would not be deductible by Company pursuant to Code Section 280G.

5.15.10 COBRA. Company has complied in all material respects with the provisions of ERISA Section 601 et seq. and Code Section 4980B.

5.15.11 Health and Welfare Plans and VEBAs. Company has not established, maintained, or contributed to, or had any obligation to establish, maintain or contribute to:

(i) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40)(A); or

(ii) a voluntary employees’ beneficiary association under Code Section 501(c)(9).

5.15.12 Section 409A. Since January 1, 2009, except as set forth in Section 5.15.12 of the Disclosure Schedule, each of Company’s Plans that is subject to Code Section 409A in whole or in part is in documentary compliance, and has been administered to comply, in all material respects with the requirements of Code Section 409A.

5.16      Contracts.

5.16.1 All Material Contracts are listed in Section 5.16.1 of the Disclosure Schedule.

5.16.2 Except as disclosed in Section 5.16.2 of the Disclosure Schedule, none of the Material Contracts requires the consent of any third party prior to the consummation by the parties of the transactions contemplated by this Agreement (the “Required Third Party Consents”). Company has made available to Buyer true and complete copies of all Contracts. The Material Contracts are valid and effective in accordance with their terms, and there is not under any Material Contract (a) any existing or claimed material default by Company or event which, with notice or lapse of time or both, would constitute a material default by Company or (b) to Company’s knowledge, any existing or claimed material default by any other party or event which, with notice or lapse of time or both, would constitute a material default by any such party. Except as disclosed in Section 5.16.2 of the Disclosure Schedule, the continuation, validity and effectiveness of the Material Contracts will not be affected by the transactions contemplated hereunder, and such transactions will not result in a material breach of or material default under any of the Material Contracts. There is no actual or, to the knowledge of Company, threatened termination or cancellation of any Material Contract. To the knowledge of Company, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any of the Contracts.

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5.17      Tax Matters.

5.17.1 Except as disclosed in Section 5.17.1(a) of the Disclosure Schedule, DaVita on behalf of Company, one or more of Company’s Affiliates on behalf of Company, and/or Company has filed or caused to be filed (on a timely basis) and subject to all permitted extensions, all Tax Returns relating to or required by law to be filed by Company or with respect to Company, either separately or as a member of a group of corporations, in connection with any Taxes, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all material respects. All Taxes that are due, including extension, prior to Closing Date and shown as due on such Tax Returns have been timely paid, or delinquencies cured with payment of any applicable penalties and interest, as of the Closing Date. Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Stockholders have made available to Buyer true and complete copies of (i) relevant portions of tax audit reports, statements of deficiencies, closing or other agreements received by Company or any Stockholder on behalf of Company relating to the assets of Company from the Internal Revenue Service, or from any other taxing authority with respect to any Tax period from and after January 1, 2009, and (ii) all federal, state and local income tax returns of Company filed for 2009, 2010 and 2011. There are no Liens for Taxes (except with respect to current Taxes not yet due) on any of Company’s assets. Since January 1, 2009, no adjustment or deficiency of any Tax or claim for additional Taxes has been proposed, asserted or assessed in writing, or, to Company’s knowledge, threatened against Company. Company has no Dispute with any taxing authority as to Taxes of any nature. There are no audits by taxing authority being conducted or, to the knowledge of Company, threatened, and there is no deficiency or refund litigation in progress or, to the knowledge of Company, threatened with respect to any Taxes previously paid by Company or with respect to any returns previously filed by Company or on behalf of Company. Company has not made any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes. There are in effect no powers of attorney or other authorizations to any persons or representatives of Company with respect to any Tax. Company has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and/or 1442, or similar provision under foreign laws), and except as disclosed in Section 5.17.1(b) of the Disclosure Schedule, timely and properly withheld from employee wages and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under applicable laws.

5.17.2 Company currently is, and will continue to be until the sale and transfer of the shares of Company, a member of the “affiliated group” (as defined in Code Section 1504), of which DaVita is the common parent.

5.17.3 DaVita has filed or will file a consolidated federal income tax return with Company for the taxable year immediately preceding the current taxable year, and is eligible to make the Section 338(h)(10) Election.

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5.17.4 Except as set forth in Section 5.17.4 of the Disclosure Schedule, Company is not a party to any tax sharing agreement.

5.17.5 The charges, accruals and reserves with respect to taxes on the books of Company are adequate in all material respects (determined in accordance with GAAP) and are at least equal to Company’s current and deferred liability for taxes. No consent to the application of Code Section 341(f)(2) has been filed with respect to any property or assets held, acquired, or to be acquired by Company.

5.17.6 Company has not and will not be subject to any Taxes pursuant to Code Section 1363(d) or Code Section 1374.

5.17.7 Except as set forth in Section 5.17.7 of the Disclosure Schedule, none of DaVita, Company or any Affiliate has made an election under Code Section 338 nor has taken any action that would result in any income tax liability to Company as a result of a deemed election within the meaning of Code Section 338. None of Company or any Affiliate has taken any action which would prevent or adversely impact the ability of Buyer (in connection with Stockholders) to make the Section 338(h)(10) Election with respect to the transactions contemplated hereby.

5.17.8 Company has not been a party to a “reportable transaction” as that term is used under Section 6707A(c)(1) and Treas. Reg. 1.6011-4(b).

5.18      Brokers and Investment Advisers. Company has not employed, contracted for the services of or authorized any broker, finder or investment adviser with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby. Stockholders shall be solely responsible for payment of all fees or other payments due to any such broker, finder or investment adviser in connection with the transactions contemplated herein as a result of Company’s actions.

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5.19      Company Payment Programs.

5.19.1 All Company Payment Programs from which Company received aggregate revenue of Twenty-Five Thousand ($25,000) or more during the period from January 1, 2010 through the date that is five (5) days prior to the Execution Date, including provider numbers, are listed in Section 5.19(a) of the Disclosure Schedule. Section 5.19(b) of the Disclosure Schedule (the “Material Company Payment Programs Schedule”) sets forth a list of all Company Payment Programs from which Company received more than One Hundred Thousand Dollars ($100,000.00) in 2011 or 2012 through the Execution Date. Company is a participating provider, in good standing, in each Company Payment Program listed in Section 5.19(b) of the Disclosure Schedule and Company has received no written notice that any such participating provider status has been (or will be) terminated or canceled and, to Company’s knowledge, no such termination or cancelation is threatened. There is no pending, concluded or, to the knowledge of Company, threatened investigation, or civil, administrative or criminal proceeding relating to Company’s participation in any Company Payment Program, except as disclosed in Section 5.19 of the Disclosure Schedule. Company is not subject to nor has it, since January 1, 2011 been subjected to, (i) any post-payment utilization review by any Company Payment Program other than in the ordinary course of business consistent with past practice, or (ii) any pre-payment utilization review. No Company Payment Program has requested or, to Company’s knowledge, threatened any recoupment or set-off from Company other than in the ordinary course of business. Company has paid or repaid (or will repay within the period permitted by law) all known and undisputed refunds, overpayments, discounts or adjustments to Government Programs. Except as disclosed in Section 5.19 of the Disclosure Schedule, there are no pending appeals, challenges, audits, inquiries, litigation or written notices of intent to audit with respect to any prior reports or billings. Except as disclosed in Section 5.19 of the Disclosure Schedule, since January 1, 2011, Company has not been audited or otherwise examined by any Company Payment Program. No Company Payment Program has imposed a fine, penalty or other sanction on Company. Company has not been excluded from participation in any Company Payment Program. Company has not submitted to any Government Program any false or fraudulent claim for payment, nor has Company violated any material condition for participation, or any rule, regulation, policy or standard of any Company Payment Program. All Medicare, Medicaid and third party reports and claims filed or required to be filed, if any, by or on behalf of Company have been timely filed and are complete and accurate in all material respects.

5.19.2 Neither Company nor any of Company’s directors, Affiliates, stockholders, officers or employees, has, with respect to Company or the Business, directly or indirectly: (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present patient or customer, or physician, other health care provider, supplier, contractor, third party, or Company Payment Program in order to induce or directly or indirectly obtain business or payments from such person, including, without limitation, any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program, in violation of any applicable laws or regulations; (ii) given or received, or agreed to give or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including, without limitation, in money, property or services, but not including services rendered in the ordinary course for which fair market value payment was made by the recipient) to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Company Payment Program or any other person in violation of any applicable laws or regulations; (iii) made or agreed to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; or (iv) established or maintained any unrecorded fund or asset or made any false or artificial entries on any of its books or records for any reason in violation of any applicable laws or regulations. All billing practices of Company with respect to all Company Payment Programs have been in compliance in all material respects with all applicable laws, and all regulations and policies of all such Company Payment Programs.

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5.20      Inventory. All Inventory on hand as of Closing will be in good condition, and will be substantially consumed prior to its outdate in the operation of the Business in the ordinary course based on the current levels of operation. The amount and quality of the Inventory on hand as of the Closing is consistent with normal operating levels maintained by Company in keeping with past practice. Company’s Inventory records are maintained in accordance with GAAP and Company’s records for at least 80% of its Inventory on hand at the Closing will accurately reflect the actual cost incurred by Company for such Inventory. The Inventory consists of items of a quality and quantity usable and salable in the ordinary course of business of Company and conforms in all material respects to generally acceptable quality standards in Company’s industry. Company’s practices concerning Inventory are described in Section 5.20 of the Disclosure Schedule. The drugs included on Schedule 1.1(f) include all drugs given to at least ten (10) patients during the period between November, 2011 and October, 2012.

5.21      Patients. Company has made available to Buyer a true and complete list of Current Patients of Company as of the Execution Date. At Closing, Company will make available to Buyer an updated list of Current Patients of Company as of the Closing Date.

5.22      [Intentionally Omitted]

5.23      Ownership; No Subsidiaries. Stockholders are the sole owners of Company. Except as set forth in Section 5.23 of the Disclosure Schedule, Company does not own and has not owned, either directly or indirectly, any interest or investment (whether debt or equity) in or been a member of any corporation, partnership, joint venture, business trust or other entity.

5.24      Solvency. There is no bankruptcy or insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, by Company or any Stockholder.

5.25      Transactions With Affiliates. Except as disclosed in Section 5.25(a) of the Disclosure Schedule, no Stockholder, director, senior level employee or officer of Company or, to Company’s knowledge, a member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of any equity interest (each, a “Related Party”), is a party to any transaction with Company, including any Contract providing for furnishing of goods or services by, rental of real or personal property from or to, or otherwise requiring payments or involving other obligations to any such person or firm (excluding employment arrangements with employees of Company). Except as disclosed in Section 5.25(b) of the Disclosure Schedule, the amount paid by Company in connection with any Contract or Lease where the other party is a Related Party is consistent with fair market value in an arm’s length transaction.

5.26      No Omissions, Other Information. To Company’s knowledge, none of the information included in this Agreement or the Disclosure Schedule contains any untrue statement of a material fact, or omits to state a material fact, necessary in order to make any of the statements herein or therein not misleading in light of the circumstances under which they were made.

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5.27      Absence of Certain Events. Since February 29, 2012, except as disclosed in Section 5.27.1 – 5.27.22 of the Disclosure Schedule except for Sale Activities, Company has conducted its business only in the ordinary course and in a manner consistent with past practices. Except as disclosed in Section 5.27 of the Disclosure Schedule and except for Sale Activities, as amplification and not in limitation of the foregoing, since February 29, 2012, there has not been:

5.27.1 Any change in Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Company or any securities or obligations convertible into or exchangeable therefor; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Company of any shares of any of its authorized or issued capital stock; or declaration, setting aside or payment of any dividend or other distribution or payment in respect of Company’s equity interests;

5.27.2 Any amendment to the organizational documents of Company or alterations in the form in which Company is organized for state law or Tax purposes;

5.27.3 Any material decrease in the net book value of Company’s assets other than ordinary depreciation consistent with past practices;

5.27.4 Any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of any property or right, except as contemplated by this Agreement and except for the utilization of supplies, inventories and drugs in the ordinary course of business;

5.27.5 Any Lien imposed or created on Company’s assets, except for:

(i) Current liabilities incurred for services rendered or goods supplied in the ordinary course of the operations of Company;

(ii) Liabilities on account of taxes and governmental charges not yet due, but not penalties, interest or fines in respect thereof; or

(iii) Permitted Liens;

5.27.6 Any termination of any provider agreement or other Material Contract pursuant to which Company receives compensation or reimbursement for Infusion Services, other than terminations by reason of payor consolidation for which Company has not received written notice;

5.27.7 Any sale, transfer, assignment, termination, modification or amendment of any Material Contract, except for terminations, modifications and amendments of Contracts made in the ordinary course of business consistent with past practice;

5.27.8 Any notice (written or, to Company’s knowledge, oral) to Company that any Material Contract has been breached or repudiated or will be breached or repudiated;

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5.27.9 Any payment, amendment or increase by Company, except in the ordinary course of business, of any bonuses, salaries, severance or benefits or other compensation to any director, officer, or employee or entry into any employment (other than employment at will agreements) or severance contract, or any loans to, any director, officer, or employee or any related party of Company (excluding loans taken by employees under their respective 401(k) accounts);

5.27.10 Any failure to pay or discharge when due any liabilities in excess of ten thousand dollars ($10,000) which arose out of the ownership or operation of Company, except for those liabilities which are disputed in good faith;

5.27.11 Any change in any of the accounting principles adopted by Company, or any change in Company’s policies, procedures, or methods with respect to applying such principles (other than changes required by applicable law or GAAP);

5.27.12 Any transaction or Contract (excluding Material Contracts listed in Section 5.16.1 of the Disclosure Schedule) outside the ordinary course of business of Company and involving in excess of fifty thousand dollars ($50,000);

5.27.13 Any (a) borrowing in excess of ten thousand dollars ($10,000) (other than trade debt) other than as reflected on the Interim Financial Statements, or (b) discharge or satisfaction of any Lien (other than Permitted Liens);

5.27.14 Any new investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, limited liability company, corporation or other entity, or purchase of any property or assets;

5.27.15 Any cancellation, waiver or compromise, in whole or in part, of any debt or claim in excess of ten thousand dollars ($10,000) other than in the ordinary course of business of Company;

5.27.16 Any waiver or release of any rights, including without limitation, any intangible rights, other than in the ordinary course of business of Company;

5.27.17 Any distribution other than in the ordinary course of business of Company (whether in cash or property or any combination thereof and whether in redemption or liquidation of an interest or otherwise) to any person, other than as contemplated by Section 11.17;

5.27.18 Any loss or damage (whether or not such loss or damage shall have been covered by insurance) which materially affected Company’s ability to conduct its business;

5.27.19 Any written notification of cancellation or, to the knowledge of Company, threatened cancellation of, or cancellation, amendment or intentional or knowing waiver of any rights which, individually or in the aggregate, would have a Material Adverse Effect on Company;

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5.27.20 Any written or, to Company’s knowledge, oral notice or communication from any patient, referral source, client or third party payor, which represents average annual revenue of One Hundred Thousand Dollars ($100,000.00) or more for Company over the past one (1) fiscal years, of intent to discontinue or materially reduce prior levels of business;

5.27.21 Any other change, event, or condition which, in any case or in the aggregate, has had or would have a Material Adverse Effect on Company; or

5.27.22 Agreement in writing by Company to do any of the foregoing.

5.28      HIPAA. Except as set forth in Section 5.28 of the Disclosure Schedule, Company (a) is in material compliance with the requirements for health information privacy and security established by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) provisions of the American Reinvestment and Recovery Act of 2009, including the HIPAA and HITECH privacy and security regulations, and (b) has developed and implemented appropriate policies and procedures and training programs for compliance with the HIPAA and HITECH privacy and security laws, regulations, and guidance promulgated by the U.S. Department of Health and Human Services.

5.29      Compliance. Company has established and implemented a corporate compliance program, including compliance standards and procedures, to promote compliance and detect non-compliance of Company’s operations and its employees with all applicable all laws, regulations, orders and other applicable legal requirements.

5.30      Intellectual Property.

5.30.1 Section 5.30.1 of the Disclosure Schedule contains a complete and accurate list of all registered Company Intellectual Property included in clauses (a) – (c) of the definition of Intellectual Property. Section 5.30.1 of the Disclosure Schedule contains a complete and accurate list of all license agreements pursuant to which (i) licenses are granted by Company to any Person with respect to any Company Intellectual Property, or (ii) licenses are granted by any Person to Company with respect to any Company Intellectual Property (excluding “off-the-shelf” programs or products or other “shrink wrap” software licensed in the ordinary course of business) identifying the subject Company Intellectual Property. Company has not assigned to any Person the exclusive use of any Company Intellectual Property.

5.30.2 Except as set forth in Section 5.30.2 of the Disclosure Schedule, Company owns or possesses sufficient legal rights to use all Intellectual Property necessary for the Business without any infringement of the rights of others. To Company’s knowledge, Company is not infringing upon any Intellectual Property of any other Person, and Company has no knowledge of any violation by any Person of any Company Intellectual Property. Company has not received any written notice from any Person claiming infringement of a Person’s Intellectual Property rights, nor has Company received any written communication inviting Company to negotiate for a license under any Person’s Intellectual Property. Except as set forth herein, no Stockholder, officer, director or employee of Company, and no other Person has any ownership interest, directly or indirectly, in any of the Company Intellectual Property owned by Company. Company has secured valid assignments or agreements to assign to Company, or Company otherwise has the right to use, all Company Intellectual Property developed by employees and non-employees of Company.

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5.30.3 Each item of Company Intellectual Property owned by Company is, to Company’s knowledge, valid and subsisting, and, with respect to any such Company Intellectual Property which is registered all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property that are due as of the Execution Date have been paid and all necessary documents and certificates in connection with such Company Intellectual Property required to be filed as of the Effective Date have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registration, except where the failure to register, maintain, renew, pay or file would not result in Material Adverse Effect on Company. For purposes hereof, each item of Company Intellectual Property constituting a patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor is “registered” Company Intellectual Property and the term “registration” shall have the correlative meaning.

5.30.4 Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in Company Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret. To Company’s knowledge, no trade secret that is material to the Business as presently conducted has been authorized by Company to be disclosed or, to Company’s knowledge, has been actually disclosed by Company to any of its former employees, employees or any other Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of Company Intellectual Property.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants to Buyer with respect to himself, herself or itself only that, as of the Closing Date:

6.1        Capacity, Power and No Breach. Such Stockholder possesses all requisite capacity, power and authority to execute and deliver this Agreement and any other related documents contemplated by this Agreement and to carry out such Stockholder’s obligations pursuant to this Agreement and any other related documents contemplated by this Agreement. Such Stockholder’s execution, delivery and consummation of this Agreement and the transactions contemplated hereby will not result in (a) any conflict, breach or violation of or default under any certificate of incorporation, bylaw, statute, judgment, order, decree, license, law or regulation; (b) any conflict, breach or violation of or default under any judgment, order, decree, license, law or regulation applicable to such Stockholder; or (c) any breach or default under any mortgage, agreement, deed of trust, indenture or other instrument to which such Stockholder is a party or by which it is bound. This Agreement and all other documents and instruments required to be signed by such Stockholder hereunder constitute the legal, valid and binding obligations of such Stockholder, enforceable against him, her or it in accordance with their respective terms, except insofar as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws. No Stockholder’s sale of the Shares has been undertaken with the intention to hinder, delay or defraud Company’s current or future creditors.

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6.2        Title to Shares, Etc. Such Stockholder is the record and beneficial owner of, and has good and valid title to, the Shares set forth opposite his, her or its name in Section 5.3 of the Disclosure Schedule, free and clear of all Liens (other than, in the case of DaVita, a lien in favor of JPMorgan pursuant to the JPMorgan Agreement, which lien shall be terminated prior to Closing), agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than as provided by the Stockholders Agreement). At the Closing, each Stockholder shall deliver to Buyer good and valid title to the Shares. Neither any Stockholder nor any other person owns any other securities of Company other than the Shares, and, except for this Agreement and the Stockholders Agreement, there are no agreements or other rights or arrangements existing which provide for the sale, purchase, exchange or other transfer by any Stockholder of any of the Shares or any other security of Company. Nothing in this Section 6.2 shall be deemed to limit the ability of Company and the Stockholders to consummate the Redemption described in Section 11.17.

6.3        Brokers and Investment Advisers. Such Stockholder has not employed, contracted for the services of or authorized any broker, finder or investment adviser with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby. No fee or other payment is due and owing to any broker, finder or investment adviser in connection with the transactions contemplated herein as a result of such Stockholder’s actions. Such Stockholder does not owe any brokerage commissions or finder’s fees with respect to any Lease for the Leased Real Property.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Company and Stockholders that:

7.1        Organization in Good Standing. Buyer is a Delaware business corporation and is duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and authority to carry on its business as presently conducted and to own and lease the properties and assets that it now owns and leases. Buyer is qualified to conduct business and is in good standing in all states or other jurisdictions where the nature of the business transacted or properties owned by it makes such qualification necessary and as necessary for Buyer’s full performance of its obligations under this Agreement.

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7.2        Buyer’s Authority and No Breach. Buyer has the full corporate power and authority to execute, deliver and perform its obligations under the terms of this Agreement and all documents and agreements reasonably necessary to give effect to the provisions of this Agreement. Buyer has duly authorized, executed and delivered this Agreement and the execution, delivery and consummation of this Agreement and the transactions contemplated hereby will not result in any material conflict, breach or violation of or default under any articles of incorporation, bylaw, statute, judgment, order, decree, license, law or regulation; nor will the execution, delivery and consummation of this Agreement and the transactions contemplated hereby result in any material breach or default under any mortgage, agreement, deed of trust, indenture or other instrument to which Buyer is a party or by which it is bound. All corporate action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or obtained by Buyer. Neither the execution of this Agreement nor the consummation of any transactions contemplated herein, violates any material contract, agreement, or other document to which Buyer is a party or to which Buyer is otherwise subject. This Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms, except insofar as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws.

7.3        Brokers and Investment Advisers. Buyer has not employed, contracted for the services of or authorized any broker, finder or investment adviser with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby. No fee or other payment is due and owing to any broker, finder or investment adviser in connection with the transactions contemplated hereunder as a result of Buyer’s actions.

7.4        Investment. Buyer is acquiring the Shares for investment for its own account, and not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

7.5        Litigation. There is no action, suit, inquiry, proceeding, or to Buyer’s knowledge, investigation by or before any court or Governmental Entity pending or, to Buyer’s knowledge, threatened, against or involving Buyer, which questions or challenges (a) the validity of this Agreement or the agreements or other documents contemplated hereby, (b) the right of Buyer to enter into this Agreement or any of the other documents contemplated hereby to which Buyer is a party, or (c) the ability of Buyer to comply with or perform its obligations under this Agreement or any of the documents contemplated hereby to which Buyer is a party.

7.6        Solvency. There is no bankruptcy or insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, by Buyer or any of its Affiliates, and neither Buyer or any of its Affiliates has taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

7.7        No Exclusion. Neither Buyer nor any of Buyer’s Affiliates has been excluded from participation in Medicare, Medicaid or any other federal or state reimbursement program.

7.8        Acknowledgment by Buyer. In entering into this Agreement, Buyer has relied solely upon the express representations and warranties of Company set forth in ARTICLE 5 of this Agreement. Buyer acknowledges that, except as set forth in ARTICLE 5 and ARTICLE 6 of this Agreement, neither Company or any of its directors, officers, employees, agents, advisers or representatives, nor Stockholders, makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Affiliates or any of their respective directors, officers, employees, Affiliates, agents, advisers or representatives. Buyer acknowledges that, except as set forth in ARTICLE 5 and ARTICLE 6 of this Agreement, there are no representations or warranties by Company or Stockholders of any kind, express or implied. Buyer is not relying on any forecasted operating results or budgets of the Business prepared by or on behalf of Company.

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ARTICLE 8
EACH PARTY’S CONDITIONS PRECEDENT TO CLOSING

The respective obligation of each party to consummate the transactions described in this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

8.1        HSR. All required approvals of any Governmental Entity with jurisdiction over the enforcement of any applicable Antitrust Laws shall have been obtained and all notice periods under the Antitrust Laws shall have expired or been terminated.

8.2        Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the Closing provided, however, that the parties shall use their reasonable efforts to have any such order or injunction vacated or lifted.

ARTICLE 9
BUYER’S CONDITIONS PRECEDENT TO CLOSING

The obligations of Buyer to consummate the transactions described in this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Buyer:

9.1        Representations and Warranties. (a) The representations and warranties of Company set forth in ARTICLE 5 of this Agreement shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (or if made as of a specified date, as of such specified date), and (b) the representations and warranties of each Stockholder set forth in ARTICLE 6 of this Agreement shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (or if made as of a specified date, as of such specified date), except, in each of (a) and (b), where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

9.2        Covenants. (a) The pre-Closing agreements, covenants and conditions required by this Agreement to be performed and complied with by Company shall have been performed and complied with in all material respects, and (b) the pre-Closing agreements, covenants and conditions required by this Agreement to be performed and complied with by Stockholders shall have been performed and complied with in all material respects.

9.3        No Company Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred since the Interim Financial Statements that, individually or in the aggregate, has had a Material Adverse Effect.

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9.4        Supporting Documents. Buyer shall have received the documents set forth below:

9.4.1 Certificate(s) representing all of the Shares (other than the Redeemed Shares), free and clear of all Liens (other than Permitted Liens), with any necessary federal, state and local transfer stamps affixed thereto, duly endorsed or accompanied by duly executed stock powers, in the form attached hereto as Exhibit 9.4.1;

9.4.2 The complete minute books of Company;

9.4.3 All books and records of Company that are maintained at a location other than the Leased Real Property;

9.4.4 A certificate signed by an authorized officer of Company dated the Closing Date certifying that the conditions specified in Section 9.1(a) have been satisfied;

9.4.5 A certificate of good standing for Company from the Secretary of State of Delaware dated not more than thirty (30) days prior to the Closing Date;

9.4.6 A certificate of the Secretary or an Assistant Secretary of Company dated the Closing Date and certifying: (a) that attached thereto is a true and complete copy of the Certificate of Incorporation and Bylaws of Company as in effect on the date of such certification and that the same have not been amended; and (b) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Company (or an executive committee thereof) authorizing the execution, delivery and performance of this Agreement and the ancillary agreements and all transactions contemplated by this Agreement and that all such resolutions are in full force and effect as of the Closing Date;

9.4.7 Resignations by each of Company’s directors and officers, effective as of the Closing Date, in the form attached hereto as Exhibit 9.4.7;

9.4.8 Correspondence or documentation reasonably acceptable to Buyer evidencing the release of all Liens other than Permitted Liens, including, without limitation, the security interests in Company’s assets held by third parties as set forth on Schedule 11.13(a) (subject to the provisions of Section 11.13.1) and 11.13(b);

9.4.9 An opinion of counsel with respect to Company’s authority in the form attached hereto as Exhibit 9.4.9;

9.4.10 A properly executed Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, with respect to Company;

9.4.11 The transition services agreement in the form set forth on Exhibit 9.4.11 (“TSA”), executed by DaVita;

9.4.12 The Escrow Agreement, duly executed by the Representative and Escrow Agent;

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9.4.13 The SEC Financial Statements, unless the SEC Financial Statements have been provided to, and accepted by, Buyer prior to the Closing Date;

9.4.14 Evidence of termination of that certain Intercompany Income Tax Allocation Agreement dated September 1, 2007 by and between DaVita and Company (the “Tax Sharing Agreement”), which termination shall clarify that any Tax liability of Company through the Closing Date, including the Tax liability incurred in connection with the Section 338(h)(10) Election, will be borne by Stockholders who will bear such Tax liability on behalf of Company;

9.4.15 Evidence of termination of that certain Services Agreement dated September 1, 2007 by and between DaVita and Company (the “Management Agreement”);

9.4.16 Evidence of assignment by DaVita to Buyer of all employment and non-compete agreements of Employees, former employees (as defined in Section 5.14.2) and Boyd, to which (i) DaVita is a party, and (ii) Buyer will not automatically become a successor party at the Closing to such agreements in accordance with the terms of such agreements; provided, however, that the foregoing shall not apply with respect to the non-compete agreements to which DaVita on the one hand, and each of Cope, Exum and Puglise, on the other, which were executed in connection with the investment in the Company by DaVita shall remain in full force and effect without assignment and in which the “Non-Compete Period” is defined as being the longer of the period which terminates five (5) years from the date of said agreement and the period of Covenantor’s employment with any DaVita Affiliate, as defined below, and two (2) years thereafter; provided further that any other non-compete agreement between on the one hand, and each of Cope, Exum and Puglise, on the other, shall be assigned to Buyer and shall remain in full force and effect following such assignment;

9.4.17 A complete and accurate listing of the location of all Material Equipment as of the Business Day immediately preceding the Closing Date;

9.4.18 A complete and accurate drug Inventory for all locations of Company conducted as of the close of business on the day before the Closing Date;

9.4.19 Evidence that the sweep instruction in place for Company’s cash account at SunTrust Bank has been withdrawn.

9.4.20 An updated Material Company Payment Programs Schedule, updated through the date which is no more than ten (10) days prior to the Closing Date setting forth a list of all Company Payment Programs from which Company received more than One Hundred Thousand Dollars ($100,000.00) in 2012 through such date.

9.5        Regulatory Consents and Notices. All notices and applications necessary to assure that the Licenses and Permits will remain in full force and effect following the Closing, or if required by applicable law, be reissued, shall have been submitted to the applicable Governmental Entity. Further, Company shall have received confirmation that those Licenses and Permits set forth on Schedule 9.5 have been reissued.

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9.6        Required Third Party Consents. Those Required Third Party Consents identified in Schedule 9.6 shall have been obtained.

9.7        DaVita Lender Certificate.  DaVita has executed and delivered to JPMorgan Chase Bank, N.A. (“JPMorgan”), with a copy to Buyer, a certification from an officer of DaVita  certifying (i) that there exists no default under the Credit Agreement between DaVita and JPMorgan dated as of October 20, 2010, as amended, supplemented, amended and restated, or otherwise modified (the “JPMorgan Agreement”) immediately prior to the Closing Date and that no default will exist under the JPMorgan Agreement immediately following the Closing Date  as a result of the transactions contemplated by this Agreement, (ii) that the consideration paid by Buyer to the Stockholders under the terms of this Agreement equals or exceeds fair market value for the Shares, (iii) the total consideration paid for the Shares pursuant to the terms of the Agreement, and (iv) the net cash proceeds attributable to DaVita as a result of the sale of the Shares.

ARTICLE 10
COMPANY AND STOCKHOLDERS’ CONDITIONS PRECEDENT TO CLOSING

The obligation of Company and Stockholders to consummate the transactions described in this Agreement is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Company:

10.1      Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of Closing Date with the same effect as though made at and as of such date (or if made as of a specified date, as of such specified date).

10.2      Covenants. The pre-Closing agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer shall have been performed and complied with in all respects.

10.3      Supporting Documents. Company shall have received the documents set forth below:

10.3.1 A certificate of good standing for Buyer from the Secretary of State of the State of Delaware dated not more than thirty (30) days prior to the Closing Date;

10.3.2 A certificate of the Secretary or an Assistant Secretary of Buyer dated the Closing Date and certifying: (a) that attached thereto is a true and complete copy of the Articles of Incorporation and Bylaws of Buyer as in effect on the date of such certification and that the same have not been amended; and (b) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Buyer (or an executive committee thereof) authorizing the execution, delivery and performance of this Agreement and the ancillary agreements and all transactions contemplated by this Agreement and that all such resolutions are in full force and effect as of the Closing Date;

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10.3.3 A certificate signed by an authorized officer of Buyer dated the Closing Date and certifying that Buyer knows of no facts which would cause Buyer to be in breach of any of its representations and warranties hereunder as of the Effective Time;

10.3.4 The TSA, executed by Buyer; and

10.3.5 The Escrow Agreement, duly executed by Buyer.

10.4      Termination of Certain Guaranty. The Corporate Guaranty, dated July 13, 2010, made by DaVita in favor of Liberty Property Limited Partnership (“Horsham Lease Guaranty”) in respect of the Lease Agreement between Liberty Property Limited Partnership and Company concerning real property located at 201-223 Witmer Road, Suite 223, Horsham, Pennsylvania (the “Horsham Lease”) shall be terminated, with no further force or effect, and DaVita shall have no continuing liability thereunder.

10.5      Purchase Price. Buyer shall pay the Closing Payment as required in ARTICLE 4.

ARTICLE 11
ADDITIONAL COVENANTS AND AGREEMENTS

11.1      Operation of the Business. From the Execution Date through the Closing Date, Company will, and each Stockholder in its capacity as such will use its reasonable efforts to cause Company to, operate the Business in the ordinary course and to take those steps it has taken in the past and reasonably appropriate additional steps to preserve the Business, keep available the services of the key Employees and preserve the current relationships of Company with the material customers, payors and suppliers of, and other Persons which have significant business relationships with, Company during the period beginning on the Execution Date and ending on the Closing Date. From and after the Closing Date, Buyer shall cause the Company to discharge its liabilities in the ordinary course of business.

11.2      Notification of Certain Matters. From the Execution Date through the Closing Date, Company and Representative (on behalf of Stockholders) shall give prompt notice to Buyer and Buyer shall give prompt notice to Company and Representative of (a) the occurrence, or failure to occur, of any event which occurrence or failure has caused any of Stockholders’, Company’s or Buyer’s respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of Stockholders, Company or Buyer to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition. At any time, and from time to time on or prior to the Closing Date, Company or Representative (on behalf of Stockholders) may supplement or amend the Disclosure Schedule to reflect any fact necessary to make the representations true and correct, including, without limitation, to reflect the consummation of the Redemption (any such supplement or amendment, a “Disclosure Update”). No Disclosure Update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether the condition set forth in Section 9.1(a) has been satisfied. For purposes of ARTICLE 13, (a) the Disclosure Schedule will not be deemed supplemented or amended by any fact or circumstance set forth in a Disclosure Update which exists as of the Execution Date and, accordingly, Buyer Indemnified Parties shall not be barred from seeking indemnity after the Closing with respect to the subject matter of such Disclosure Update, except that no Buyer Indemnified Party may allege fraud against any Stockholder with respect to any matter that was the subject of a Disclosure Update, and (b) the Disclosure Schedule will be deemed supplemented and amended by any fact or circumstance which arises after the Execution Date and, accordingly, Buyer Indemnified Parties shall be barred from seeking indemnity with respect thereto.

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11.3      Regulatory and Other Authorizations, Consents. Buyer and Company shall coordinate in good faith to obtain all consents of any federal, state or local authority required in connection with the execution, delivery and performance of this Agreement or the transfer of the Shares to Buyer in order for all Licenses and Permits to remain in full force and effect after the Closing, or if required, be reissued as of the Closing. To the extent any such consents (including notices) are required to be applied for prior to the Closing, the Stockholders in their respective capacities as such, shall use their commercially reasonable efforts to cause Company to take such actions as reasonably necessary to give effect to the foregoing sentence. Without limiting the foregoing, each party hereto shall use its commercially reasonable efforts to cooperate to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Entities and other third parties that are required pursuant to obligations imposed on such party pursuant to any License, law or Contract as may be or become necessary for its execution and delivery of, the performance of its obligations pursuant to, and the consummation of the transactions contemplated under this Agreement, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

11.4      Confidentiality.

11.4.1 All nonpublic information provided to, or obtained by, Buyer in connection with the transactions contemplated hereby shall be treated as confidential and not disclosed to any third party (other than Buyer’s officers, directors, employees or agents or others with a need to know in connection with the transactions contemplated hereunder and operation of Company following the Closing). Buyer understands that it may be in possession of non-public information about DaVita, and agrees that it will not purchase or sell shares of common stock of DaVita or any Affiliate of DaVita during the period beginning on the Execution Date and ending on the Closing Date or any other period of time in which information disclosed in connection with the transactions contemplated herein may be reasonably deemed to constitute material non-public information. Buyer will treat and hold as such all of Stockholders’ confidential information, and refrain from using any of Stockholders’ confidential information except in connection with this Agreement. Until the Closing, Buyer will treat and hold as such all of Company’s confidential information, refrain from using any of Company’s confidential information except in connection with this Agreement. In the event that the transactions contemplated hereby do not close, Buyer shall deliver promptly to Company or destroy, at the request and option of Stockholders, all tangible embodiments (and all copies) of Company’s and Stockholders’ confidential information which are in its possession. Following the Closing, the limitations on Buyer’s use of Company’s confidential information shall be of no force or effect but Buyer shall maintain the confidentiality of the information pertaining to Stockholders.

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11.4.2 Stockholders will treat and hold as such all of Buyer’s confidential information, and refrain from using any of Buyer’s confidential information except in connection with this Agreement. Stockholders understand that they may be in possession of non-public information about Buyer, and agree that they will not purchase or sell shares of common stock of Buyer or any Affiliate of Buyer during the period beginning on the Execution Date and ending on the Closing Date or any other period of time in which information disclosed in connection with the transactions contemplated herein may be reasonably deemed to constitute material non-public information. Stockholders acknowledge that, as a result of its ownership of the Shares and its association with Company, Stockholders have acquired confidential and proprietary information of special value to Company. Following the Closing, Stockholders will treat and hold as such all such confidential and proprietary information of Company, refrain from using any such confidential and proprietary information of Company except in connection with this Agreement and, to the extent applicable, any employment agreements with Buyer or Company, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of any confidential and proprietary information which are in its possession. Notwithstanding the foregoing, from and following the Closing Date, the immediately preceding two sentences shall not apply to Boyd (whose employment with Company terminated in February 2011); provided, however, that Buyer shall have the right to enforce the confidentiality covenants contained in the non-compete agreement between Boyd and DaVita which shall be assigned to Buyer pursuant to Section 9.4.16.

11.4.3 In the event that a party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any confidential information of the other party, such first party will notify such other party promptly of the request or requirement so that such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 11.4.3 and such first party shall reasonably cooperate with the other party in such effort. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any of the other party’s confidential information to any tribunal or else stand liable for contempt, such party may disclose such confidential information to the tribunal; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the non-disclosing party shall designate. The foregoing provisions shall not apply to any information which is generally available to the public immediately prior to the time of disclosure unless such information is so available due to the actions of the restricted party. The provisions of this Section11.3 shall be deemed to supplement and not supersede that certain Mutual Non-Disclosure Agreement, dated as of March 27, 2012, by and between DaVita and Buyer. To the extent of any discrepancy between the provisions of this Section 11.3 and said Mutual Non-Disclosure Agreement, the provisions hereof shall apply.

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11.4.4 Each of the parties hereto specifically agrees and acknowledges that money damages may not be a sufficient remedy for any actual or threatened breach of any provision of this Section 11.4 and that, in addition to all other remedies which a party may have, each party will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such actual or threatened breach.

11.5      Press Release. The parties shall use commercially reasonable efforts to consult with each other prior to any initial press release, public announcement or publicly disseminated communication concerning this transaction, shall discuss the content of any such announcement, and shall refrain from making any such press releases or public announcements without first receiving the other’s prior consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that in no event shall Buyer or DaVita be prohibited or delayed from timely complying with federal and state securities laws or rules of a stock exchange on which Buyer or any of its Affiliates lists securities. A party shall be deemed to have given such consent if such party has not provided written notice of objection to the other party within three (3) Business Days following the delivery of written notice to the non-disclosing party of such proposed communication, or such shorter period of time if disclosure is required to be made under any federal or state securities laws or rules of a stock exchange on which Buyer, the DaVita, or any of their respective Affiliates lists securities. In no event shall a party cause any oral or written communication to be issued relating to this transaction which disparages any other party or its subsidiaries or Affiliates. The provisions of this Section 11.5 shall survive the termination of this Agreement.

11.6      Cooperation. Buyer, on the one hand, and Company and Stockholders, on the other, shall negotiate in good faith and shall cooperate with the other, without additional consideration, to carry out the purposes and intent of this Agreement, including, without limitation, the execution and delivery to the appropriate party of all such further assignments, endorsements and other documents as may reasonably be required in order to perfect the sale, transfer and delivery of the Shares to be acquired and sold hereunder and satisfying conditions to Closing which have not been satisfied or waived. Without limiting the foregoing, Buyer expressly agrees to use its good faith effort to assist in the termination of the Horsham Lease Guaranty including, without limitation, by providing a substitute guaranty of the Horsham Lease. Furthermore, DaVita expressly agrees to use its good faith effort to cause JPMorgan to terminate any financing statements or other evidence of security interests in favor of JPMorgan relating to DaVita’s Shares of the Company promptly following the Closing Date.

11.7      Expenses. Each of the parties hereto shall pay its own expenses and costs (including, without limitation, the fees, disbursements and expenses of its attorneys, accountants, auditors, consultants, and agents), incurred by it in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, (a) expenses of the Escrow Agent with respect to the Indemnification Escrow and Expense Escrow shall be borne by Stockholders, and (b) HSR filing fees shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Stockholders, on the other hand. The Stockholders’ share of such costs and expenses shall be funded from the Expense Escrow to the extent available.

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11.8      Tax Election.

11.8.1 Stockholders covenant and agree to timely join with Buyer to make an election pursuant to Code Section 338(h)(10) (and any comparable election under any applicable state, local or foreign law) (collectively, a “Section 338(h)(10) Election”) with respect to Company and to execute such forms as are reasonably necessary to effectuate such election(s) in accordance with this Section 11.8. Stockholders shall deliver to Buyer at Closing a properly executed Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, with respect to Company.

11.8.2 Buyer, Company and Stockholders agree that the consideration paid or payable hereunder (plus other relevant items) will be allocated to the assets of Company for all purposes (including Tax and financial accounting) in a manner consistent with the fair market values as set forth in the allocation schedule attached hereto as Schedule 11.8.2. Within ninety (90) days following the final determination of the Closing Balance Sheet and calculation of the Closing Payment, Buyer shall provide Stockholders with Form 8883, Asset Allocation Statement under Section 338, prepared in a manner consistent with Schedule 11.8.2 (“Buyer’s Allocation Statement”). Stockholders shall have an opportunity to review Buyer’s Allocation Statement for a period of thirty (30) days after receipt of the same. If Stockholders disagree with any aspect of Buyer’s Allocation Statement, Representative, on behalf of Stockholders, shall notify Buyer, in writing, prior to the end of such 30-day period (an “Allocation Objection Notice”), setting forth Stockholders’ proposed allocation statement and specifying, in reasonable detail, any dispute as to the Buyer’s Allocation Statement. If prior to the conclusion of such 30-day period, Representative, on behalf of Stockholders, notifies Buyer in writing it will not provide any Allocation Objection Notice or if Representative does not deliver an Allocation Objection Notice within such 30-day period, then Buyer’s Allocation Statement shall be deemed final and conclusive and binding upon each of the parties hereto (a “Final Allocation Statement”). Buyer and Stockholders shall use commercially reasonable efforts to resolve any objection by Stockholders to Buyer’s Allocation Statement and to agree upon a Final Allocation Statement. If within ten (10) days after Buyer receives an Allocation Objection Notice Stockholders and Buyer have not resolved all objections and agreed upon a Final Allocation Statement, Stockholders and the Buyer shall engage the Independent Auditor to resolve any outstanding disputes, and such resolution shall be final and conclusive and binding upon each of the parties hereto absent manifest error. Buyer and Stockholders shall pay their own fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolutions of any dispute under this Section 11.8.2 (excluding the fees and expenses of the Independent Auditor). The costs and expenses of the Independent Auditor shall be paid by Buyer. Buyer, Company, and Stockholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Allocation Statement. For purposes of the Section 338(h)(10) Election, the acquisition date shall be as of the Effective Time.

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11.8.3 [Intentionally Omitted].

11.9      Insurance.

11.9.1 Retroactive Coverage:  Buyer shall purchase reporting endorsements for professional and general liability, Employment Practices liability, Fiduciary Liability, and Cyberspace insurance policies which endorsements shall have the effect of providing insurance coverage to the Company for a period beginning five years prior to the Closing Date on terms identical to the Buyer’s policies of insurance for its other operations.  The cost of such endorsements shall be accrued as a liability for purposes of determining the Closing Net Working Capital.

11.9.2 Continuing Insurance by DaVita:  DaVita shall provide continuing occurrence-based insurance coverage for Company, whether through third party insurers or through self-insurance, for automobile, property, workers compensation and director & officer liability for claims that are made post-Closing that arise out of or relate to occurrences prior to Closing.  Such insurance coverage shall provide that Company shall not have or be responsible for any self insured retention or deductible. To the extent notice is not provided prior to the Closing, Buyer shall promptly provide notice of any automobile, property, workers compensation or D&O claims for pre-Closing occurrences to such DaVita employees as DaVita may designate to Buyer in writing from time to time.

11.10    Filing Returns.

11.10.1 Tax Periods Ending on or Before the Closing Date. The Representative on behalf of Stockholders shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date (including, without limitation, any Tax Returns relating to Transfer Taxes) and shall pay any income taxes associated with such tax returns, including, but not limited to, any income tax resulting from the Section 338(h)(10) election. If an officer of Company is required to sign such Tax Returns, the Representative shall permit Buyer to review and comment upon such Tax Returns and shall consider in good faith Buyer’s comments to such Tax Returns. If Company or Buyer is required to sign any such Tax Returns, Buyer will (and following the Closing will cause Company) to join in the execution of such Tax Returns.

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11.10.2 Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and timely file or cause to be filed any Tax Returns of Company for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Period”). At least forty (40) days prior to the filings of each Tax Return that relates to a Straddle Period, Buyer shall permit the Representative at least fifteen (15) days to review and comment upon any such Tax Returns and shall consider in good faith the Representative’s comments to such Tax Returns. Within fifteen (15) days of the date on which the Representative was notified by Buyer that such Tax Returns were filed and Taxes were paid, including with such notice copies of such filed Tax Returns and related payments, the Stockholders shall pay to Buyer with respect to such Straddle Period an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent not included in the calculation of Closing Working Capital. For purposes of this Section 11.10.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income, gains, receipts, employment or sales and use, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (b) in the case of any Tax based upon or related to income, gains, receipts, employment or sales and use be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Company.

11.10.3 Transfer Taxes. All sales tax, stock transfer tax, documentary tax, stamp or similar tax (“Transfer Taxes”) attributable to the sale by Stockholders of the Shares to Buyer pursuant to this Agreement shall be borne by 50% by Buyer and 50% by Seller. The Stockholders shall bear all Transfer Taxes attributable to the Redemption.

11.10.4 Other Tax Liabilities. Taxes attributable to the taxable gain recognized by Stockholders by virtue of the sale by Stockholders of the Shares to Buyer or Taxes attributable to taxable gain recognized by Company as a result of the deemed asset sale pursuant to the Section 338(h)(10) Election pursuant to this Agreement, shall be borne by Stockholders.

11.10.5 Refunds or Credits. Buyer shall promptly remit to Representative (for further payment to Stockholders if applicable) any refunds or credits of Taxes received by Buyer or Company: (a) relating to Company for any taxable year or taxable period or portions of a taxable year (described in Section 11.10.2) ending on or before the Closing Date, or (b) attributable to an amount paid by Stockholders or for which Stockholders are responsible under this Agreement.

11.11    Access. Prior to the Closing Date, upon reasonable notice from Buyer, Company and Stockholders, in their capacity as such, shall use commercially reasonable efforts to cause Company to provide Buyer and its counsel, accountants and other representatives with reasonable access during normal business hours to the premises of Company and all property, both real and personal, contracts, leases, agreements and litigation documents relating to Company, as well as the books of account and other records of Company, in each case as Buyer may reasonably request; provided, however, that in no event shall Buyer and its representatives be permitted to review or have access to any documents, the disclosure of which would violate applicable laws or result in a breach of attorney client work product or similar privilege. Buyer shall make reasonable efforts to coordinate with Representative for time(s) and place(s) that such materials may be accessed.

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11.12    Required Third Party Consents. Prior to the Closing Date, Company and Stockholders, in their capacity as such, shall use their commercially reasonable efforts to obtain all Required Third Party Consents and necessary regulatory consents.

11.13    Release of Security Interests.

11.13.1 Prior to or at the Closing, (a) Buyer shall coordinate with the Specified Equipment Lessors to amend Buyer’s applicable equipment leases to include the Specified Equipment, and (b) subject to such amendment of Buyer’s applicable equipment leases, Company shall terminate the Specified Equipment Leases and obtain and deliver to Buyer, releases of the security interests (other than Permitted Liens) in the Specified Equipment. The terms “Specified Equipment Lessors”, “Specified Equipment” and “Specified Equipment Leases” shall have the meaning set forth in Schedule 11.13(a).

11.13.2 Additionally, prior to the Closing Date, Company and Stockholders, in their capacity as such, shall obtain and deliver to Buyer on or before the Closing Date releases of the security interests (other than Permitted Liens) in Company’s assets held by third parties including those set forth on Schedule 11.13(b).

11.14    Stockholders’ Access to Records. Following the Closing, Stockholders and their respective representatives (including, without limitation, the Representative) shall be permitted to access (including make copies of) such books and records relating to Company and employees of Company and/or Buyer as are necessary to prepare any Tax Returns, in connection with any litigation, investigation or proceeding or other legitimate third-party inquiry to which any Stockholder is a party or is subject. Buyer shall maintain all tax and financial books and records of Company existing as of the Closing Date for a period of seven (7) years following the Closing Date; provided, however, that Buyer may destroy such books and records after providing Representative at least one hundred twenty (120) days prior written notice of such intent to destroy and providing Representative an opportunity to take possession thereof. In amplification and not limitation of the foregoing, Buyer shall provide the Representative with reasonable access to such books, records and employees of Company as the Representative shall reasonably request in connection with the defense or settlement of any Pending Litigation.

11.15    Employee, Payroll and Benefit Matters.

11.15.1 Company will satisfy all accrued payroll obligations within ordinary course time frames and will pay or accrue for all accrued paid-time-off and bonus liabilities (including bonus liabilities for bonuses payable by the Company to Employees as a result of the Transaction other than any such bonuses granted at the discretion of the Buyer) prior to the Closing Date.

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11.15.2 Following Closing, unless an Employee is a party to an employment agreement providing otherwise, the Employees shall be treated as employees at will, subject to Buyer’s employment policies, including, without limitation, the obligation to take and pass a drug test and to have the unrestricted ability to provide federally reimbursed services. Except as may be set forth in any employment agreement, nothing herein shall obligate Buyer to employ any Employees for any specific time period. During the period of time commencing on the Closing Date and ending on the date that is twenty four (24) months after the Closing Date, neither any Stockholder nor any Affiliate of any Stockholder shall employ or offer employment to an Employee and who rejects an offer of employment made by Buyer in connection with the Closing or voluntarily terminates his or her continued employment by Company within sixty (60) days before or after the Closing; provided, however, that the prohibition in the last sentence of this Section 11.15.2 shall not apply to (i) any Employee who responded to a general solicitation for employment by any Stockholder of Affiliate or any Stockholder, or (ii) each employee specified on Schedule 11.15.2, provided that such employee remains employed by the Company for at least 90 days following the Closing.

11.15.3 For the thirty day period following the Closing, except as set forth in Schedule 11.15.3, DaVita shall permit Company employees to remain on its welfare benefit plans at Buyer’s expense. Following such period, Buyer shall cause the Employees to be covered by Buyer’s welfare benefit plans and arrangements of Buyer, which plans and arrangements shall be the same plans and arrangements Buyer maintains on behalf of its other similarly situated employees (the “Buyer Plans”). For purposes of determining eligibility, vesting and benefit accrual under Buyer Plans, Buyer shall credit each Employee with his or her years of service with Company and any predecessor entities, as applicable, to the same extent as such Employee was entitled to credit for such service under any similar Plan prior to such employee’s commencement of participation in Buyer Plans. Further, if and to the extent any Employees participate in Buyer Plans, Buyer shall (A) cause to be waived under the applicable Buyer Plans (1) all pre-existing condition, “actively at work”, or similar limitations, (2) eligibility waiting periods, and (3) evidence of insurability requirements and, (B) provide the Employees with credit for any time accrued with respect to these limitations, waiting periods, or requirements and any co-payments, deductibles, and offsets (or similar payments) made during the plan year which includes the Closing for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under the applicable Buyer Plans in which they are eligible to participate after the Closing. Buyer shall have reasonable access following reasonable advance notice to management level Employees before the Closing Date in order to effect the transition contemplated by this Section 11.15.3; provided, that, either Mary Ann Cope, Company’s Chief Executive Officer and President, or Jeffrey Brillhart, Company’s Vice President of Finance, shall be present at any meeting, or participate in any telephone conversation, between Buyer and any such management level Employee. Further, Buyer shall have reasonable access, following reasonable advance notice, to all Employees before the Closing Date for the purpose of conducting enrollment in Buyer’s welfare benefit plans.

11.15.4 Company will take all steps necessary to ensure that the Employees’ participation in any Pension Plan in which they participated prior to the Closing shall terminate as of the Closing Date. Buyer shall cause its 401(k) or other tax-qualified defined contribution plan to accept rollovers of distributions (or direct rollovers) and outstanding participant loans from Company’s Pension Plans.

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11.15.5 With respect to any Employees whose employment is terminated by Company on or prior to the Closing, Company will: (i) pay all severance related expenses; (ii) provide continued health care in accordance with COBRA to Employees terminated on or prior to the Closing under a DaVita Plan; and (iii) provide all required notices and shall comply with all legal requirements regarding the termination of any Employees, including but not limited to the WARN Laws. With respect to Employees whose employment is terminated by Company after the Closing, Buyer will: (i) pay all severance related expenses; (ii) provide continued health care in accordance with COBRA to Employees terminated on or prior to the Closing under a Buyer Plan; and (iii) provide all required notices and shall comply with all legal requirements regarding the termination of any Employees, including but not limited to the WARN Laws.

11.15.6 Nothing herein shall be construed to grant any Employee any rights as a third party beneficiary.

11.16    Misdirected Accounts Receivable. Stockholders shall remit to Buyer all proceeds of the Accounts Receivable any of them receives after the Effective Time.

11.17    Distribution of Certain Assets and Satisfaction of Certain Liabilities. Immediately prior to the Closing, Company shall distribute to the Stockholders all of Company’s Cash. The Stockholders may cause Company to make such payment of Cash to them as a redemption of Shares on a pro rata basis (a “Redemption”) or a dividend or a combination of both. If the Stockholders desire to distribute the Cash as a Redemption, then, at least three (3) days before the Closing Date, the Representative shall deliver to Buyer a duly executed stock redemption agreement (or several duly executed stock redemption agreements) setting forth at a minimum the amount of Cash being paid by Company to the Stockholders for the Redeemed Shares and the number of Shares being redeemed from each Stockholder, which shall be less than 35% of the total number of Shares issued and outstanding before the Redemption. Following such Redemption, the Redeemed Shares shall be cancelled and the Company’s books and records shall be updated accordingly. Furthermore, all assets on the Company’s books related to Intercompany Receivables (including, without limitation, GL Account #1600/ New oracle intercompany) shall be transferred to DaVita or otherwise satisfied or cancelled prior to the Closing or satisfied from the Expense Amount. Finally, the Company shall have satisfied or transferred to DaVita all accounts payable liabilities (including, without limitation, GL Accounts #2122/ Trade accounts payable and #2149/ Other accounts payable-corp) prior to the Closing or the same shall be reflected in the Closing Date Net Working Capital. Any liability arising prior to the Closing that would be classified in GL Accounts #2122 or #2149 but that is not included in the Closing Date Net Working Capital calculation shall be paid by DaVita or satisfied from the Expense Amount without right of contribution or set-off from Company.

11.18    Payment of Termination Fees. In the event Company is required to pay any fees, charges or penalties in connection with terminating any of the Stockholders Agreement, Tax Sharing Agreement or the Management Agreement, or any of the agreements listed on Schedule 11.18 (which Schedule 11.18 shall not include the Specified Equipment Leases), Company shall pay or accrue such fees prior to the Closing and fees not paid prior to Closing shall be included as a current liability in calculating Closing Date Net Working Capital.

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11.19   Antitrust Filings. Each of Buyer, Stockholders and Company shall, as soon as practicable, and in any event no later than ten (10) Business Days from the date of this Agreement, make any initial filings required under the HSR Act, and supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act. Each of Buyer, Stockholders and Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act or any other law, rule or regulation having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Neither Buyer nor Company shall have any obligation to contest any administrative or judicial action or proceeding or any order beyond the earlier of (i) 90 days after the date of this Agreement and (ii) the date of a ruling preliminarily enjoining the transactions contemplated by this Agreement issued by a court of competent jurisdiction. Each of Buyer and Company shall use commercially reasonable efforts to take such action as may be required to cause the termination or expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Buyer and Company shall take any and all of the following actions to the extent necessary or appropriate to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Antitrust or other laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by Antitrust Law or governmental regulation adopted thereunder; (iii) providing information informally requested by a Governmental Entity reviewing the transactions contemplated hereby under the HSR Act; and (iv) undertaking commercially reasonable efforts to substantially comply with any Request for Additional Information and Documentary Material (“Second Request”) issued pursuant to the HSR Act. The preceding obligations shall expire if either party elects to terminate this Agreement pursuant to ARTICLE 14. In no event will Buyer be obligated to (i) divest any of its or any of its subsidiaries’ businesses, product lines or assets, or (ii) take or agree to take any other action or agree to any limitation that individually or in the aggregate would constitute a Material Adverse Effect after the Effective Time. Neither Company nor any of its Subsidiaries shall be required to (A) divest any of their respective businesses, product lines or assets, or (B) to take or agree to take any other action or agree to any limitation that individually or in the aggregate would constitute a Material Adverse Effect.

11.20    SEC Financial Statements.

11.20.1 As soon as practicable after the date hereof, and in no event later than the Closing Date, Company shall:

(i) cause to be prepared and provide to Buyer KPMG LLP’s audited consolidated (A) balance sheets for the Company at December 31, 2011 and 2010, (B) related statements of earnings, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income, of the Company for the fiscal years ended December 31, 2011, 2010 and 2009 and (C) deliver an unqualified opinion and customary consent letters with respect to such balance sheets and statements of earnings, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income (any such balance sheets, statements of earnings, cash flows, stockholders’ equity, comprehensive income, and opinions, collectively, the “Audited Financial Statements”);

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(ii) cause to be prepared and provide to Buyer KPMG LLP’s reviewed consolidated unaudited balance sheets of the Company as of September 30, 2012, and statements of earnings, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income of the Company for the nine months ended September 30, 2012 (the “Additional Interim Financial Statements” and with the “Audited Financial Statements, the “SEC Financial Statements”)); and

(iii) cause to be prepared and provide to Buyer any other financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, as determined by Buyer in its sole, good faith determination, including all financial statements and financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for Buyer to comply with its financial reporting obligations as established by the Securities and Exchange Commission (“SEC”) (including pursuant to Form 8-K and any pro-forma financial information) in connection with the transactions contemplated hereunder.

11.20.2 Such SEC Financial Statements shall be prepared in the manner required by the Commission

11.21    Transfer of Assets. Prior to the Closing, DaVita shall transfer to Company, free and clear of all Liens (other than Permitted Liens), (a) all computer hardware used in the operation of the Business and owned by DaVita or any Affiliate of DaVita, (b) the domain name www.homechoicepartners.com, (c) the trademarks HOMECHOICE (Registration No. 3944118) and HOMECHOICE PARTNERS (Registration No. 3944073), and (d) those items listed in Schedule 11.21. Furthermore, following the Closing, DaVita shall transfer to Company, free and clear of all Liens (other than Permitted Liens), any assets used in the operation of the Business and owned by DaVita or any Affiliate of DaVita that are identified by Buyer or the Company as reasonably necessary for the operation of the Business and not previously identified to Buyer, or the functional equivalent thereof. Notwithstanding the foregoing, DaVita shall have no obligation to transfer any asset listed in Section 5.7.1 of the Disclosure Schedule to the Company unless such asset is also listed on Schedule 11.21.

11.22    Termination of Stockholders Agreement. By execution of this Agreement, Company and each Stockholder agrees that the Stockholders Agreement is terminated, null and void effective as of the Closing.

11.23    Payor Communications. Between the date hereof and Closing, Buyer and Company representatives shall cooperate to assure that Company Payment Programs are aware of the transactions contemplated by this Agreement and, to the extent required under any Contract between Company and any Company Payment Programs all required notices are delivered and consents requested in connection with the Closing. The form of all written notices and other communications with Company Payment Programs shall be prepared by Company and approved by Buyer. Neither Company nor Buyer shall schedule a meeting with a representative of any Company Payment Program unless and until (i) the other party has consented to such meeting, and (ii) the other party has been offered an opportunity to participate in such meeting.

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 11.24   Referral Sources of the Company. The Company shall make available to Buyer with a list of Referral Sources of the Company on or before January 15, 2013; provided, however, that if the parties do not then expect closing to occur on January 31, 2013, such obligation shall be delayed until such date that the parties reasonably believe to be fifteen (15) days prior to the Closing.

ARTICLE 12
RESTRICTIVE COVENANTS

12.1      Covenants Against Competition.

12.1.1 For a period of five (5) years following the Closing Date (such period to be extended by the duration of any period of violation of the covenants herein) (the “Restricted Period”), DaVita shall not, directly or indirectly (other than in association with Buyer), be or become a Competitor, provide or bill third parties for Infusion Services, or otherwise participate in, consult with, partner with, advise, own, manage, operate or control a Competitor, within the Restricted Area, other than as a duly authorized agent of Buyer or its Affiliates; provided, however, that the foregoing is not intended and shall not be deemed to prohibit any of the following (“Exclusions”):

(i)  DaVita’s direct or indirect ownership of five percent (5%) or less of any publicly traded company;

(ii)  DaVita or any of its Affiliates from entering into a contract or other business relationship with a Competitor which contract does not involve the provision of goods or services related to Infusion Services;

(iii) DaVita or any of its Affiliates from entering into any integrated, capitated risk or capitated revenue arrangement, accountable care organization, or bundled payment, shared savings or similar arrangement that could, directly or indirectly, involve the provision of Infusion Services;

(iv) any physician affiliated with DaVita or any of its Affiliates or any physician with privileges at a facility owned or operated by DaVita or any of its Affiliates from referring any patients to any Competitor that is within DaVita’s or such Affiliate’s network; provided that in all cases such referrals shall be based on patient choice and a physician’s medical judgment;

(v)  any physician affiliated with DaVita or any of its Affiliates or any physician with privileges at a facility owned or operated by DaVita or any of its Affiliates from engaging in the professional practice of medicine, providing infusion therapy services in a medical office and/or as an extension of a physician’s practice or in a hospital, or exercising sound, professional medical judgment, without consideration for any pecuniary interests of said physician, while not limiting or unduly influencing a patient’s right to choose where he or she desires to receive Infusion Services;

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(vi) DaVita or any of its Affiliates from providing infusion therapy services to CKD or ESRD patients or, DaVita, HealthCare Partners, a division of DaVita (“HCP”), or any of their Affiliates from providing infusion therapy services to any of HCP’s patients in a medical office and/or as an extension of a physician’s practice or in a hospital; provided, that, during the Restricted Period (A) DaVita’s Affiliate, DaVita Rx, LLC, shall not provide intradialytic parenteral nutrition (“IDPN”) or intraperitoneal nutrition (“IPN”) therapies, and (B) Company (as operated by Buyer) shall be recognized by DaVita and its Affiliates as a “Village Service Partner” (as that term is used by DaVita and its Affiliates) for IDPN or IPN therapies as long as Company continues to meet the requirements for such status under DaVita’s and its Affiliates’ policies as in effect from time to time; or

(vii) DaVita or any of its Affiliates from acquiring a Person (an “Acquired Business”) (A) that provides Infusion Services so long as the Principal Business of such Acquired Business is not Infusion Services, or (B) that contracts with a third party for the provision of Infusion Services, it being understood that this Section 12.1.1 shall not require the cancellation or termination of any such contract. For purposes hereof, “Principal Business” means a subsidiary, division, or segment of a Person that is engaged in the provision of Infusion Services with annual net revenues in excess of twenty-five percent (25%) of such Person’s aggregate annual net revenues.

Notwithstanding the foregoing Exclusions, DaVita and its Affiliates shall not generate from Infusion Services more than fifteen percent (15%) of their aggregate net revenue in any metropolitan statistical area that is unrelated to their dialysis operations within the Restricted Area during any twelve month period during the Restricted Period. In the event that DaVita acquires a business that generates revenue from Infusion Services, such twelve month period shall include the period preceding DaVita’s acquisition. In the event that DaVita violates the preceding sentences of this paragraph as a result of an acquisition, DaVita shall divest itself of such business or assets necessary to return to compliance with this Section 12.1 within 180 days. DaVita shall, following written request therefor, provide reporting information to demonstrate compliance with this restriction; provided, that, such request for information shall be limited to once during any three-month period during the Restricted Period.

For the avoidance of doubt, nothing in this Section 12.1.1 shall be interpreted to require DaVita or any Affiliate of DaVita to refer any patients for any Infusion Services provided by Company, Buyer or any of Buyer’s Affiliates, whether before or after the Restricted period. For purposes of this Section 12.1.1, “Competitor” means any Person that engages in the business of providing Infusion Services; “CKD” means chronic kidney disease (“CKD”); and “ESRD” means that state of renal impairment that appears irreversible and permanent, and requires a regular course of dialysis or kidney transplantation to maintain life, which definition is set forth in Title 42. CFR Section 405.2101 as of the date hereof. To the extent such regulation is changed or amended, the term shall have the same meaning as set forth in Title 42. CFR 405.2101 et seq. or any successor thereto.

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12.1.2 During the Restricted Period, DaVita agrees that it shall not, directly or indirectly, alone or in association with others (other than Buyer), except in connection with an Exclusion:

(i) Influence or attempt to influence any of the Patients of Company to transfer their patronage from Company to any Competitor;

(ii) Influence or attempt to influence any of the Referral Sources of Company to refer Patients of Company to any Competitor;

(iii) Influence or attempt to influence any of the suppliers or employees of Buyer or Company to alter, not renew or terminate their relationship with Company or with Buyer with respect to Infusion Services; or

(iv) Disclose, directly or indirectly, to any third party, or use for his, her, its or their own account or the account of another, the following information solely with respect to Company and no other business of any Affiliate of Company: any pricing, purchasing information, lists of Patients of Company, Referral Sources of Company, formularies, employee names, wages or benefits, trade secrets, policies or procedures, outcomes data, financial data, business strategies, strategic plans, marketing materials, contract terms, or other confidential or proprietary information gained, disclosed or acquired by him prior to the Effective Time.

12.2      Rights of First Negotiation. If, during the Restricted Period, DaVita or any of its Affiliates desires to contract with any third party for the provision of Infusion Services in the Restricted Area and such Infusion Services would not otherwise violate Section 12.1, DaVita shall provide Buyer with written notice thereof, including, reasonable detail of the services sought. During the ten (10) Business Days following receipt of said notice, Buyer shall then have the right, but not the obligation, to submit an offer to provide Infusion Services (an “Offer”). If Buyer timely submits an Offer and in DaVita’s estimation, Buyer’s Offer provides for a scope of service, level of quality and price at least as favorable to DaVita (or its Affiliate) as offered by any other third party providing Infusion Services in the relevant metropolitan statistical area, then DaVita or its Affiliate, as applicable, on the one hand, and Buyer on the other hand, shall negotiate in good faith with respect to such Offer and the provision of Infusion Services. For the avoidance of doubt, any contract between DaVita or its Affiliate, as applicable, on the one hand, and Buyer on the other hand, for the provision of Infusion Services shall not be exclusive and shall not require DaVita or such Affiliate to place any minimum number of orders. If (a) Buyer does not timely submit an Offer, or (b) within thirty (30) days following Buyer’s submission of an Offer, Buyer and DaVita (or its Affiliate) are unable to come to mutually agreeable terms on the provision of Infusion Services, then DaVita or its Affiliate, as applicable, may contract with any third party for Infusion Services; provided, that, the terms of any such contract shall not be less favorable, on the whole, to DaVita or its Affiliate than the terms last offered by Buyer. Further, DaVita shall offer Buyer the opportunity to contract on terms substantially identical to those offered by the applicable third party. Any such contract would be in addition to, and not in lieu of, the contract between DaVita and the third party. If, in compliance with the foregoing, DaVita or its Affiliate enters into a contract with any third party for the provision of Infusion Services and does not enter into a corollary contract with Buyer, and such contract expires or is terminated during the Restricted Period, Buyer’s rights of first negotiation under this Section 12.2 shall again apply.

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12.3      Modification. If a court of competent jurisdiction should declare the covenant contained in this ARTICLE 12 unenforceable because of any unreasonable restriction of activities, duration and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform the covenants to provide for reasonable restrictions and/or grant Buyer such other relief at law or in equity reasonably necessary to protect the interests of Buyer.

12.2      Injunctive Relief; Other. DaVita specifically agrees and acknowledges that the restrictions contained in this ARTICLE 12 are necessary to prevent harm to Buyer and that the restrictions contained herein will not result in unreasonable harm to it. DaVita further acknowledges that a breach of any provision of this ARTICLE 12 by it may cause Buyer to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by DaVita of the provisions of the covenants contained in this ARTICLE 12, Buyer shall be entitled to seek injunctive relief to prevent or end such breach, without the requirement to post bond, and recovery of costs (including attorneys’ fees) to enforce the covenant. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.

ARTICLE 13
INDEMNIFICATION

13.1      Indemnification by Stockholders.

13.1.1 After the Closing Date, Stockholders shall jointly and severally, in accordance with their respective Pro Rata Share, indemnify, defend, and hold harmless Buyer Indemnified Parties from, against, and with respect to any and all Losses incurred by Buyer Indemnified Parties, arising out of or resulting from, any of the following:

(i) Any misrepresentation or breach of any representation or warranty of any Stockholder or Company contained in ARTICLE 5 (after giving effect to any Disclosure Update concerning facts or circumstances arising after the Execution Date) or any breach of Section 11.21;

(ii) Any of the following (“Specified Indemnities”):

(A)        Any breach or default by Company of any pre-closing covenant, obligation, or undertaking on his or its part contained herein;

(B)        Any breach or default by DaVita of the covenants set forth in Section 11.9.2;

(C)        Subject to Section 13.4.2 below, any matter disclosed on Sections 5.10.1 and 5.10.2 of the Disclosure Schedule (after giving effect to any Disclosure Update) (“Pending Litigation”); or

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(D)        Any liability of Company for Taxes or its liability, if any, (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6) for Taxes of any Stockholder, and any other Losses payable with respect to Taxes claimed or assessed against Company (i) for any taxable period ending on or before the Closing Date, (ii) as a result of this transaction including the Section 338(h)(10) Election and any federal and state Tax liability under Code Section 1374, (iii) any Tax liability created by the inclusion of any deferred income by reason of the application of Treas. Reg. 1.1502-13, (iv) any excess loss account taken into income under Treas. Reg. 1.1502-19, or (v) any Losses sustained in a Tax period of Company ending after the Closing Date arising out of the settlement or other resolution of a proposed Tax adjustment which relates to a Tax period ending on or before the Closing Date.

13.1.2 Each Stockholder shall severally, but not jointly, indemnify, defend, and hold harmless Buyer Indemnified Parties from, against, and with respect to any and all Losses incurred by Buyer Indemnified Parties, arising out of or resulting from any breach of (a) any representation or warranty contained in ARTICLE 6, (b) any breach by such Stockholder of Section 11.4 or, to the extent, if any, applicable to such Stockholder, ARTICLE 12, or (c) any breach or default by such Stockholder of any covenant, obligation or undertaking on its part contained herein.

13.2      Indemnification by Buyer. After the Closing Date, Buyer shall indemnify, defend and hold harmless Stockholder Indemnified Parties from, against, and with respect to any and all Losses incurred by any Stockholder arising out of or resulting from, any of the following:

13.2.1 Any misrepresentation or breach of any representation or warranty of Buyer contained herein or in any certificate delivered pursuant hereto;

13.2.2 Any breach or default by Buyer of any covenant, obligation, or undertaking on its part contained herein; or

13.2.3 Any liability of Company to the extent accrued as a Current Liability for purposes of calculating the Closing Date Net Working Capital (after resolution of any disputes related thereto).

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13.3      Limitations.

13.3.1 Except as otherwise provided herein, any claim for indemnification by a party hereunder must be made in writing within twenty-four (24) months following the Closing Date, except that (a) claims for breaches of the representations and warranties contained in Sections 5.2 (Authorization; No Breach; Obligations), 5.3 (Capitalization), 5.15 (Employee Benefits Matters), 5.17 (Tax Matters) and 5.19 (Company Payment Programs), but only insofar as said Section 5.19 relates to Government Programs and not all Company Payment Programs (“Specified Representations”), and (b) claims made under the Specified Indemnities, may be made in writing at any time prior to the expiration of any applicable statute of limitations (including any suspensions, tollings or extensions thereof) applicable to the underlying subject matter.

13.3.2 Claims that are timely made will survive through the period during which a claim may be asserted and, if a claim is so asserted, until final disposition of such claim. Any claim for indemnification timely asserted in writing must specify the particular event or item for which indemnification is sought and shall survive until resolved.

13.3.3 Notwithstanding anything contained in this Agreement to the contrary:

(i) Stockholders will not have any liability under Section 13.1.1 with respect to any single Loss or series of related Losses unless such Loss or related Losses equals or exceeds $10,000, except that the limit set forth in this Section 13.3.3(i) shall not apply to Losses resulting from breaches of the Specified Representations or resulting from a claim made pursuant to the Specified Indemnities;

(ii) Stockholders will not have any liability under Section 13.1.1 until the total of all Losses to which Buyer Indemnified Parties would otherwise be entitled to under such Sections but for this limitation exceeds $500,000 (“Deductible”), at which time Stockholders shall be liable for all Losses in excess of the Deductible, except that the Deductible shall not apply to Losses resulting from breaches of the Specified Representations or resulting from a claim made pursuant to the Specified Indemnities;

(iii) in any event, Stockholders will have no liability under this ARTICLE 13 in excess of $20,000,000 (“Cap”), except that the Cap shall not apply to Losses resulting from breaches of the Specified Representations or resulting from a claim made pursuant to the Specified Indemnities;

(iv) no Stockholder shall be liable for Losses in excess of such Person’s Pro Rata Share of the Closing Payment and Earnout Payments, if any, except to the extent of such Stockholder’s fraud; and

(v) no Stockholder shall be liable for any liability if, and only to the extent that, such liability was accrued in the Closing Date Net Working Capital, as finally determined.

Notwithstanding anything herein to the contrary, the limitations on claims and survival described herein shall not apply in connection with any matter involving fraud.

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13.3.4 Notwithstanding anything to the contrary contained in this Agreement, except with respect to damages arising out of a breach of ARTICLE 12, no Indemnifying Party shall be liable for any special, indirect, consequential damages, or any damages associated with lost profits, lost opportunities or claims for diminution in value unless such damages are awarded in a Third Party Claim for which an Indemnifying Party is liable.

13.3.5 Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable for any exemplary or punitive damages, including with respect to such damages arising out of a breach of ARTICLE 12, unless such damages are awarded in a Third Party Claim for which an Indemnifying Party is liable

13.3.6 As between and among themselves, the Stockholders agree that all indemnification obligations incurred by them under Section 13.1.1 will be borne in accordance with their respective Pro Rata Shares and, if and to the extent any one Stockholder becomes liable to Buyer Indemnified Parties for more than his, her or its Pro Rata Share, such Stockholder shall have the right to contribution from the other Stockholders up to the amount of such other Stockholder’s Pro Rata Share.

13.4      Indemnification Process.

13.4.1 With respect to each event, occurrence or matter other than a Pending Litigation (an “Indemnification Matter”) as to which any Buyer Indemnified Party or Stockholder Indemnified Party, as the case may be (in either case, an “Indemnified Party”), is entitled to indemnification under this ARTICLE 13:

(i) Within ten (10) days after an Indemnified Party receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnified Party first has actual knowledge of the Indemnification Matter, (A) if the Indemnified Party is a Buyer Indemnified Person, Buyer shall (on behalf of such Buyer Indemnified Person) notify the Representative and the Escrow Agent (if the Indemnification Escrow is still in existence), or (B) if the Indemnified Person is a Stockholder Indemnified Person, Representative shall (on behalf of such Stockholder Indemnified Person) notify Buyer, in the case of either clause (A) or (B) of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents; provided that no failure to provide Indemnification Notice with respect to a third party claim shall excuse any obligations under this ARTICLE 13 except to the extent such failure prejudices the defense of such action, suit, claim or demand.

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(ii) If the Indemnification Matter shall involve a third party action, suit, claim or demand (a “Third Party Claim”), then, upon receipt of the Indemnification Notice, Representative, with respect to an Indemnification Matter under Section 13.1.1, the applicable Stockholder, with respect to an Indemnification Matter under Section 13.1.2, and Buyer, with respect to an Indemnification Matter under Section 13.2 (as applicable, the “Indemnifying Party”) will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 13.4.1(ii): (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless (x) such settlement provides the Indemnified Party with a full release from such Third Party Claim, admits no wrongdoing on the part of the Indemnified Party and requires no more than a monetary payment for which the Indemnified Party is indemnified, and (y) such settlement is not with a Government Entity. No Indemnifying Party shall admit or permit to be admitted any fault, responsibility or liability on behalf of an Indemnified Party without such Indemnified Party’s consent, which consent may be granted or withheld at Indemnified Party’s sole discretion.

(iv) In the event any of the conditions in Section 13.4.1(ii) is or becomes unsatisfied, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, in each case to the fullest extent provided in this ARTICLE 13.

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13.4.2 With respect to each Pending Litigation, the Representative will have the right to defend the Pending Litigation with counsel of its choice reasonably satisfactory to Buyer; provided that the Representative will not consent to the entry of any judgment or enter into any settlement with respect to any Pending Litigation without the prior written consent of Buyer (not to be withheld unreasonably) unless such settlement provides Company with a full release from such Pending Litigation and requires no more than a monetary payment for which Buyer Indemnified Parties are indemnified. The Representative shall not admit or permit to be admitted any fault, responsibility or liability on behalf of any Buyer Indemnified Party (including Company) without such Buyer Indemnified Party’s consent, which consent may be granted or withheld at such Buyer Indemnified Party’s sole discretion. In connection with the resolution of any Pending Litigation, Buyer will make available to the Representative or its counsel a designated representative to coordinate defense efforts, including witness interviews, and will make available all documents reasonably requested by counsel in connection with such defense in a timely manner.

13.5      Payment. The Indemnifying Party shall pay, in cash, to the Indemnified Party who presents a claim for Losses subject to indemnification hereunder, the full amount of such claim, subject to the other provisions of this ARTICLE 13 and this Agreement, within thirty (30) days of the final resolution of any such claim; provided, however, that, only after such final resolution and, if and only if, the Indemnification Escrow has terminated or has been exhausted, any amounts Stockholders owe to Buyer Indemnified Parties under this ARTICLE 13 may, at Buyer’s discretion, be first offset against any amounts payable by Buyer to Stockholders as the First Earnout Payment or Second Earnout Payment. Notwithstanding the foregoing, with respect to a Third Party Claim that is the subject of any action, the Indemnifying Party shall pay the full amount of any judgment when a judgment on such Third Party Claim in accordance with the terms of such judgment becomes final, and is not and may not be the subject of further appeals. Further, if Losses in connection with a Third Party Claim have not been fully and finally determined at the time that the First Earnout Payment or the Second Earnout Payment is otherwise due and the Escrow Agreement has not yet terminated, Buyer (a) will deposit an amount equal to the Pending Claim Amount with the Escrow Agent for application and distribution pursuant to this Agreement and the Escrow Agreement, and (b) shall pay the remainder of any such First Earnout Payment or Second Earnout Payment to the Representative on behalf of the Stockholders as provided in this Agreement. For purposes hereof, “Pending Claim Amount” means (i) with respect to any Third Party Claim initiated by any Governmental Entity, (A) the full amount claimed by the Governmental Entity, or (B) if no such amount is specified, the estimated amount of such exposure as mutually agreed upon in good faith by Buyer and the Representative or, if they cannot agree after good faith efforts, as determined by a third party consultant engaged by Buyer and the Representative for purposes of valuing the exposure of said Third Party Claim, the fees of which consultant shall be borne equally by Buyer, on the one hand, and Stockholders, on the other hand (with the Stockholders’ share of such costs and expenses shall be funded from the Expense Escrow to the extent available), it being understood that Buyer, the Representative and such third party consultant may rely upon the advice of counsel in estimating the amount of the claim (such estimated value as finally determined by mutual agreement or third party consultant, the “Estimated Claim Amount”), and (ii) in all other cases, the Estimated Claim Amount.

13.6      Insurance Proceeds. If the Indemnified Party receives insurance proceeds on a claim for which it has already received indemnity from the Indemnifying Party, the Indemnified Party shall as soon as reasonably practicable thereafter pay the insurance proceeds to the Indemnifying Party only to the extent necessary to refund the indemnity provided by the Indemnifying Party. For purposes hereof, obligations of an Indemnifying Party shall be reduced by the amount of any paid insurance proceeds so long as the insurer has no recourse against the Indemnified Party for amounts so paid.

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13.7      Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable law, as adjustments to the Purchase Price for all Tax purposes.

13.8      [Intentionally Omitted].

13.9      [Intentionally Omitted]

13.10    No Duplicative Recovery. The parties hereto agree that there shall not be any duplicate recovery for any Losses recoverable under this Agreement.

13.11    [Intentionally Omitted].

13.12    Exclusive Remedy. Except for claims seeking equitable relief or claims based on fraud and as provided in Sections 4.3.3 and 4.4.3, the indemnities provided for in this ARTICLE 13 shall be the exclusive remedies of the parties hereto and their respective representatives, successors and assigns with respect to this Agreement and the transactions contemplated hereby, including for any breach or inaccuracy in any representation or warranty or covenant contained in this Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by law, any and all rights, claims and causes of action for any breach of any representation, warranty or covenant, agreement or obligation set forth herein or therein or otherwise relating to the subject matter of this Agreement or any document delivered pursuant to this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this ARTICLE 13 and as provided in Sections 4.3.3 and 4.4.3.

13.13    Indemnification Escrow.

13.13.1 If it is determined, following resolution of any Indemnification Matter, that a Buyer Indemnified Party is entitled to recovery of Losses pursuant to Section 13.1, then Buyer (or one or more Buyer Indemnified Parties, if applicable) shall first be required to recover such Losses from the Indemnification Escrow in accordance with the Escrow Agreement prior to any obligation of Stockholders to pay such Losses under this ARTICLE 13.

13.13.2 On the first Business Day immediately following the twenty-four (24) month anniversary of the Closing Date, if there is then currently outstanding or otherwise pending a claim from any Buyer Indemnified Party for recovery of Losses pursuant to Section 13.1 (and written notice of such claim has been given to the Escrow Agent pursuant to Section 13.4 above), then the Escrow Agent shall, in accordance with the Escrow Agreement, (a) retain in the Indemnification Escrow an amount equal to the aggregate amount claimed (or such other amount as may be agreed to by the Representative and Buyer), and (b) promptly disburse to Stockholders, upon instruction by the Representative, the balance in the Indemnification Escrow, all in accordance with the Escrow Agreement. Any amounts retained in the Indemnification Escrow pursuant to subclause (A) above shall be further disbursed to Buyer (or designated Buyer Indemnified Parties or other parties) and/or to or for the benefit of the Stockholders upon instruction of the Representative following resolution of the subject claims and in accordance with joint instructions provided by the Representative and Buyer.

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ARTICLE 14
TERMINATION

14.1      Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing Date by the mutual written agreement of Representative (on behalf of Stockholders) and Buyer. Either Representative (on behalf of Stockholders) or Buyer may terminate this Agreement prior to the Effective Time if the other party fails to satisfy the conditions applicable to such party (under ARTICLE 9 or ARTICLE 10, as the case may be) by May 2, 2013; provided, that the right to terminate this Agreement under this ARTICLE 14 shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the such date and such action or failure constitutes a breach of this Agreement. Additionally, Buyer may terminate this Agreement if Buyer makes a commercially reasonably determination after consultation with legal counsel or other professional advisor that Company has suffered a Material Adverse Effect between the date that the parties execute this Agreement and the Closing Date.

14.2      Effect of Termination. In the event of such a termination, this Agreement shall be rendered void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except for the obligations of each party to preserve the confidentiality of documents, certificates, and information furnished to such party pursuant hereto and for fraud or willful breach of this Agreement prior to such termination.

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ARTICLE 15
REPRESENTATIVE

15.1      Appointment of Representative. The Representative is appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Stockholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Stockholders at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the documents and agreements related hereto (including, without limitation, the Escrow Agreement) or reasonably necessary to give effect to the provisions hereof, and to facilitate the consummation of the transactions contemplated hereby and thereby, and in connection with the activities to be performed by or on behalf of such Stockholders under this Agreement and such other documents and agreements (including, without limitation, in connection with any and all claims for remedies brought pursuant to this Agreement). By executing this Agreement, the Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Representative shall have the power to take any of the following actions on behalf of such Stockholders: (a) to execute and deliver such documents and agreements (including, without limitation, the Escrow Agreement) (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, may deem necessary or desirable, (b) to give and receive notices, communications and consents under this Agreement and such other documents and agreements (including, without limitation, the Escrow Agreement); provided, however, the Representative shall provide to each Stockholder that is not the Representative copies of all such notices and consents and of all such material communications given or received by the Representative; (c) to receive and distribute payments pursuant to this Agreement and to withhold for Tax liability, if any (including, without limitation, payment received under Section 4.4) and such other documents and agreements (including, without limitation, the Escrow Agreement); (d) to waive any provision of this Agreement and such other documents and agreements (including, without limitation, the Escrow Agreement) as the Representative, in its sole discretion, may deem necessary or desirable; (e) to assert any Action which the Representative, in its sole discretion, may deem necessary or desirable; (f) to investigate, defend, contest or litigate any Action initiated by any Person against the Representative (in his capacity as such or on behalf of the Stockholders); (g) to receive process on behalf of any or all such Stockholders in any such Action; (h) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and/or any related document or agreement as the Representative, in its sole discretion, may deem necessary or desirable; and (i) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 15.1 and the transactions contemplated hereby and by the related documents and agreements (including, without limitation, the Escrow Agreement).

15.2      Authority. The appointment of the Representative by each Stockholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such Stockholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, securityholders, members, managers, successors and assigns or each such Stockholder. All decisions of the Representative shall be final and binding on all of the Stockholders and no such Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative and any document executed by the Representative on behalf of any such Stockholder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

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15.3        Limitation on Liability. The Representative shall not be responsible for any loss suffered by, or liability of any kind to, such Stockholders arising out of any act done or omitted by the Representative in connection with the acceptance or administration of the Representative’s duties hereunder, unless such act or omission is found by a court of competent jurisdiction not subject to further appeal to involve gross negligence or willful misconduct on the part of the Representative. The Stockholders shall severally (based on their respective Pro Rata Shares) indemnify the Representative and hold it harmless against damages, debts, obligations and other liabilities (including, without limitation, Representative’s Expenses) arising out of any act done or omitted by the Representative in connection with the acceptance or administration of the Representative’s duties hereunder; provided, that, the Representative shall not be entitled to indemnification or the reimbursement of any damages, debts, obligations or other liabilities or Representative Expenses if, and to the extent, it is found by a court of competent jurisdiction, not subject to further appeal, that said damages, debts, obligations or other liabilities or Representative Expenses were a direct and primary result of the Representative’s gross negligence or willful misconduct. For the avoidance of doubt, DaVita shall also be responsible for its Pro Rata Share of the foregoing indemnity whether or not it is the Representative.

15.4      Resignation. The Representative may resign by providing thirty (30) days prior written notice to each Stockholder and Buyer. Upon the resignation of the Representative, a Majority-In-Interest of the Stockholders shall appoint a replacement Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Representative notifying Buyer in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement and the related documents and agreements, and Buyer shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Representative as set forth in such written notice. For purposes hereof, “Majority-In-Interest” of the Stockholders means those Persons who, by virtue of the Shares held immediately prior to the Closing, become entitled to receive at least 51% of the Closing Payment distributed to all Stockholders.

ARTICLE 16
MISCELLANEOUS

16.1      Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered (a) on the date of personal delivery, (b) on the date of transmission by confirmed facsimile or email if sent during the normal business hours of the recipient and if not, on the next Business Day, provided, that, such notice is contemporaneously sent by another method permitted hereby, (b) on the third (3rd) Business Day following the date of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, or (c) on the first (1st) Business Day following the date of delivery to a nationally-recognized overnight courier service, in each case addressed as follows, or to such other address, person or entity as either party shall designate by notice to the other in accordance herewith:

If to Company prior to the Closing,
addressed to:	HomeChoice Partners, Inc.
5365 Robin Hood Rd. #200
Norfolk, VA 23513
Attention: Mary Ann Cope, President and CEO
Telephone: (757) 855-4255
Facsimile: (757) 855-8299
E-mail: Mary.Cope@HomeChoicePartners.com

With a copy to the Representative

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If to the Representative, addressed to:	DaVita HealthCare Partners Inc.
2700 Coltsgate Road, Suite 202
Charlotte, NC 28211
Attention: David Grams, Senior Vice President
Telephone: (704) 604-7929
Facsimile:
E-mail: David.Grams@davita.com

With copies to:

DaVita HealthCare Partners Inc.
2000 16th Street, 12th Floor
Denver, CO 80202
Attention: Chief Legal Officer

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Deborah Daccord, Esq.
Telephone: (617) 348-4716
Facsimile: (617) 542-2241
E-Mail: DADaccord@mintz.com

Williams Mullen
222 Central Park Avenue, Suite 1700
Virginia Beach, VA 23462
Attention: Stephen W. Burke
Telephone: (757) 473-5332
Facsimile: (757) 473-0395
E-Mail: SBurke@williamsmullen.com

If to each of the other Stockholders,
addressed to:	their respective addresses set forth on Schedule I

If to Company or Buyer, addressed to:	BioScrip, Inc.

100 Clearbrook Road
Elmsford, NY 10523
Attention: General Counsel
Facsimile: (914) 345-8122
E-mail: Kimberlee.Seah@Bioscrip.com

With a copy to:	Polsinelli Shughart PC
100 South Fourth Street, Suite 1000
St. Louis, MO 63102
Attention: Jane Arnold
Facsimile: (314) 754-9481
E-mail: jarnold@polsinelli.com

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16.2      Survival. All representations, warranties, covenants and indemnifications of the parties to this Agreement contained in this Agreement or in any schedule, exhibit, or certificate delivered in connection herewith shall survive the Closing only to the extent provided in this Agreement.

16.3      Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. To be effective any waiver must be in writing and signed by the waiving party.

16.4      Third Parties. Except as expressly set forth in Section 11.9 and ARTICLE 13, none of the provisions of this Agreement shall confer rights or benefits as third party beneficiaries or otherwise upon any party that is not expressly a party to this Agreement, and the provisions of this Agreement shall not be enforceable by any such third party.

16.5      Severability. If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to law, that part shall be amended, if possible, to conform to law, and if amendment is not possible, that part shall be deleted and other parts of this Agreement shall remain fully effective, but only if, and to the extent, such modification or deletion would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement.

16.6      Amendment. This Agreement may be amended, supplemented, altered or modified at any time only by a written instrument duly executed by Representative and Buyer; provided, that, no such amendment shall be effective as against any Stockholder if such amendment impacts any one or more Stockholders inconsistently.

16.7      Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Agreement may deliver their executed counterparts by facsimile or other electronic means, provided that original signatures are delivered by U.S. Mail promptly thereafter.

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16.8      Headings; Interpretation. The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereunder” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction. Any information disclosed in any section of the Disclosure Schedule shall be deemed included in other sections of the Disclosure Schedule only to the extent expressly cross referenced in such other Section. Certain sections of the Disclosure Schedule contain disclosures which include more information than is required by the Sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of this Agreement (the fact that a Section of this Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related Section of the Disclosure Schedule is material). Headings have been inserted in this Agreement and on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the meaning or interpretation of this Agreement or the express description of the sections of the Disclosure Schedule as set forth in this Agreement.

16.9      Entire Agreement. This Agreement (including the schedules and exhibits hereto, and all other agreements and documents executed in connection herewith) constitutes the entire agreement among the parties hereto with respect to the acquisition by Buyer of the Shares from the Stockholders. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

16.10    Successors and Assigns. No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto. Subject to the foregoing, All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

16.11    Governing Law; Jurisdiction. The parties specifically agree that this Agreement shall in all respects be interpreted, read construed and governed by the internal laws of the State of New York, exclusive of its conflicts of law rules. Any party hereto shall be entitled to bring an action to enforce any provision of, or based on any right arising out of, relating to or in connection with, this Agreement, in law or at equity for specific performance, or for any other remedy or damages, in the State of New York. Each party hereto expressly agrees to waive any challenge to either jurisdiction or venue in any of the aforementioned courts. The prevailing party in any such action shall be entitled to recover all attorney’s fees of pursuing or defending an action under this Agreement.

16.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to seek injunctive relief or otherwise obtain specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

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16.13    Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

16.14    Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16.15    No Referrals Required. Nothing in this Agreement is intended to or shall require the referral of any patients by any of the Stockholders to Buyer or Company following the Closing.

16.16    Certain Matters Regarding Representation of Company.

16.16.1 Buyer and, following the Closing, Company (for purposes of this Section 16.16, the “Surviving Company”) agree that from and after the Closing, the Representative, Stockholders will be entitled, without objection by the Surviving Company or Buyer, to retain the services of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (“Mintz Levin”) for consultation and representation in any dispute (including without limitation in litigation) between Buyer or the Surviving Company, and the Stockholders with respect to any matter, including matters concerning, arising from, out of or in connection with this Agreement or any of the related documents and agreements and the transactions contemplated hereby and thereby, or in connection with any other matter arising at or following the Closing. The Surviving Company and Buyer hereby waive all conflicts arising in connection with Representative’s, the Stockholders’ retention of Mintz Levin as provided herein, following consultation with counsel other than Mintz Levin and full disclosure of all facts material to this conflict waiver. This advance conflict waiver will apply whether or not Mintz Levin represents the Surviving Company in any matter following the Closing.

16.16.2 Furthermore, notwithstanding the transactions contemplated hereby, Buyer and the Surviving Company agree that neither the Surviving Company nor Buyer shall have the right to control, assert or access the attorney/client privilege as to any communications at any time between Representative, Stockholders and/or Company, only with respect to communications at or prior to Closing (or any of them), and Mintz Levin to the extent that the privileged communications relate to this Agreement or any of the related documents and agreements or to the transactions contemplated hereby and thereby. The parties agree that the Representative, and no one else, shall be entitled to control, access and assert such attorney/client privilege as to communications following the Closing.

16.16.3 Buyer and the Surviving Company acknowledge that they have consulted with counsel other than Mintz Levin regarding the foregoing consents and waivers, that the consents and waivers are voluntary, have been considered carefully and that the consents and waivers are the result of fully-informed consent.

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        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

BUYER:	BIOSCRIP, INC.

	By:	/s/ Richard Smith
	Name:	Richard Smith
	Title:	President and CEO

COMPANY:	HOMECHOICE PARTNERS, INC.

	By:	/s/ Mary Ann Cope
Mary Ann Cope, President and Chief
Executive Officer

STOCKHOLDERS:	DAVITA HEALTHCARE PARTNERS INC.

	By:	/s/ David Grams
David Grams, Senior Vice President

/s/ Mary Ann Cope
Mary Ann Cope, R.Ph.

/s/ Kathy Puglise
Kathy F. Puglise, RN, CRNI

/s/ Joseph Boyd
Joseph W. Boyd, R.Ph.

/s/ Barbara Exum
Barbara J. Exum, PharmD

REPRESENTATIVE:	DAVITA HEALTHCARE PARTNERS INC.

	By:	/s/ David Grams
David Grams, Senior Vice President

SCHEDULE A

DEFINED TERMS

“Accounts Receivable” means all accounts, notes, interest and other receivables of Company, and all claims, rights, interests and proceeds related thereto, in any case arising from the rendering of services to Patients of Company, billed and unbilled, recorded and unrecorded, whether payable by private pay patients, private insurance, third party payors, Medicare, Medicaid, or by any other source, in each case, net of contractual and doubtful accounts allowances required under GAAP and excluding Intercompany Receivables.

“Action” means any suit, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other administrative proceeding, whether at law or in equity, before or by any Court or Governmental Entity, or before any arbitrator or other tribunal.

“Actual Product Gross Profit” means, with respect to Year 1 or Year 2, Company’s net revenue for said period determined in accordance with GAAP, less direct product costs including costs for drugs and supplies (after giving effect to full application of actual volume purchasing discounts and rebates realized by Company in such period) determined in accordance with GAAP consistently applied in accordance with Buyer’s past practices for said period as illustrated in Schedule 1.1(a). The foregoing calculation shall be made on a Company Branch by Company Branch location (except for Initial Consolidated Company Branches and Later Consolidated Company Branches which shall be calculated in accordance with the following provisions). With respect to Initial Consolidated Company Branches, the Actual Product Gross Profit for the affected Initial Consolidated Company Branch shall be equal to the product of (x) the applicable Initial Consolidated Company Branch Gross Profit Allocation and (y) the Total Actual Product Gross Profit from Consolidated Branch Operation. For any Later Consolidated Company Branch, the Actual Product Gross Profit for the affected Later Consolidated Company Branch shall be equal to its Actual Product Gross Profit for the period ending on the last day of the month prior to the determination by Buyer to consolidate the relevant Buyer Branch and Company Branch (which date of determination shall be deemed to be the date of execution of any acquisition agreement with respect to a Buyer Branch acquired from a third-party), plus the product of (x) Later Consolidated Company Branch Gross Profit Allocation and (y) the Total Actual Product Gross Profit from Consolidated Branch Operation, during the remaining portion of Year 1 or Year 2, as applicable.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to elect at least 50% of the governing board of such Person or to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, partnership or limited liability interests, nonprofit membership, contract or otherwise. For purposes of ARTICLE 12, none of Cope, Puglise, Boyd or Exum is or shall be deemed to be an Affiliate of DaVita.

“Aggregate SARs Payment” means $100,410.34.

“Business” means Company’s operation of an Infusion Services business.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“Buyer Branch” means any individual branch operation of Buyer or any of its Affiliates other than any individual branch operation of Company.

“Buyer Indemnified Parties” means Buyer, its Affiliates, and each of their officers, directors, employees, agents and representatives or Person, if any, who controls Buyer or its Affiliate, and their respective successors, and assigns.

“Cash” means cash and cash equivalents.

“Closing Balance Sheet” means a balance sheet for Company as of the close of business immediately before the Effective Time prepared in accordance with Schedule 1.1(b).

“Closing Credits” means overpayments from all non-governmental payor sources, including without limitation, third party payors, as set forth in the Closing Date Balance Sheet.

“Closing Date Net Working Capital” means the Net Working Capital of Company calculated as of the close of business immediately before the Effective Time.

“Closing Payoff Debt” means outstanding indebtedness of Company as of the Closing Date being satisfied at Closing as described on Schedule 1.1(c) (which Schedule shall be delivered by Representative to Buyer at least three (3) Business Days prior to the Closing and attached to this Agreement).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Branch” means any individual branch operation of the Company in existence as of the Closing and any branch of the Company opened in Henrietta, New York.

“Company Intellectual Property” means Intellectual Property owned by Company or used by Company that is not owned or used by any other Affiliate of Company, including without limitation DaVita.

“Company Payment Programs” means all Payment Programs in which Company has participated since January 1, 2011.

“Company Plan” means a Plan sponsored only by Company and in which only the Employees and their eligible dependents and beneficiaries participate.

2

“Company’s knowledge”, “knowledge of Company”, “known to Company” and like phrases mean (a) the actual knowledge (i.e., the conscious awareness of facts or other information) of any of Mary Ann Cope, Jeffrey Brillhart and Kathy Puglise after reasonable inquiry of those Employees whose duties would, in the normal course of business affairs, result in such Employees having knowledge concerning the subject in question, (b) with respect to Section 5.30 only, the actual knowledge (i.e., the conscious awareness of facts or other information) of Boris Kogan, Aris Hazzis and Jane Salance, and (c) the actual knowledge (i.e., the conscious awareness of facts or other information) of David Grams.

“Consolidated Branch Operation” means the surviving, consolidated operations in a market previously served by both a Consolidated Company Branch and a Consolidated Buyer Branch.

“Contracts” means all written arrangements to which Company is a party.

“Court” means any court of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Current Assets” means, on a consolidated basis, without duplication: total current assets of the Company calculated in accordance with GAAP applied consistently with Company’s past practices and policies including without limitation those reflected in Schedule 1.1(b); provided that Current Assets shall not include Cash, any Tax assets (including deferred Tax assets and income Tax assets), Intercompany Receivables, or the impact of historical purchase accounting entries, all as further illustrated in Schedule 1.1(b).

“Current Liabilities” means, on a consolidated basis, without duplication: total current liabilities of the Company calculated in accordance with GAAP applied consistently with Company’s past practices and policies including without limitation those reflected in Schedule 1.1(b) provided that Current Liabilities shall not include deferred Tax liabilities, income Tax liabilities as further illustrated in Schedule 1.1(b).

“Current Patients of Company” means, (a) as of the Execution Date, all persons who are receiving goods or services from or through Company as of five (5) Business Days prior to the Execution Date, and (b) as of the Closing Date, all persons who are receiving goods or services from or through Company as of five (5) Business Days prior to the Closing Date.

“DaVita Plan” means a Plan sponsored by DaVita in which the employees of DaVita’s controlled group of companies, including the Employees, participate.

“Dispute” means any dispute or controversy arising between or among any parties out of or relating to or with respect to any of the provisions contained in this Agreement.

“Earnout Objections Statement” means a statement setting forth objections to an Earnout Calculation.

“Earnout Payments” means the First Earnout Payment and Second Earnout Payment.

“Employees” means all of the employees of Company.

3

“Environmental Requirements” means all laws, including binding common law, orders, permits, regulations and other formally-promulgated restrictions and requirements in effect as of the date hereof of any Governmental Entity, relating to the regulation of, imposing standards of conduct or liability regarding, or protection of, human health and safety (including, without limitation, employee health and safety and consumer health and safety (including but not limited to regulations and other requirements of the U.S. Food and Drug Administration)), public welfare, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of Materials of Environmental Concern.

“Equipment” means all of the tangible personal property used or held for use in the conduct of the Business, including, without limitation, medical equipment (including infusion pumps and IV hoods), furniture, furnishings, machinery, computers and equipment, wherever located (including at the Leased Real Property or at patients’ homes), including, without limitation as set forth in Section 5.7.3 of the Disclosure Schedule attached hereto (which schedule shall include items of personal property which are capitalized).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time up to and as of the Closing.

“Government Program” means Medicare, Medicaid, CHAMPUS and TriCare programs and such other similar federal, state or local reimbursement or governmental programs for which Company is eligible and in which Company participates, excluding programs which are managed by commercial payors and which Company has no knowledge are governmental programs.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, including, without limitation, any agency or contractor charged with administering the Medicare program and any state Medicaid program.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, penalties, or additions thereto, whether or not disputed.

“Independent Auditor” means (a) Deloitte LLP, or (b) another independent national or regional accounting firm which is reasonably acceptable to the parties and is not the auditor for Buyer, any Stockholder or their respective Affiliates.

“Infusion Services” means the provision of home infusion therapy services to patients in their homes or at a stand-alone ambulatory infusion suite of the type as set forth on Schedule 1.1(d).

“Initial Consolidated Buyer Branch” has the meaning set forth in Schedule 1.1(e).

4

“Initial Consolidated Company Branch” has the meaning set forth in Schedule 1.1(e).

“Initial Consolidated Company Branch Gross Profit Allocation” means with respect to each Initial Consolidated Company Branch, the ratio set forth with respect to such Consolidated Company Branch on Schedule 1.1(f); provided, however, that if the Actual Product Gross Profit from the Initial Consolidated Company Branch for the three month period ending on the last day of the month preceding Closing is not ninety percent (90%) or more of the Actual Product Gross Profit from the Initial Consolidated Company Branch for the three month period ended October 31, 2012, then the ratio of (a) Actual Product Gross Profit from the Initial Consolidated Company Branch for the three month period ended the last full month prior to the Closing to (b) the sum of such amount, plus the Actual Product Gross Profit from the Initial Consolidated Buyer Branch for the three month period ended October 31, 2012, shall be the Initial Consolidated Company Branch Gross Profit Allocation for the affected Consolidated Branch.

“Intellectual Property” means all (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, (d) computer software, data, data bases and documentation thereof, (e) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (f) World Wide Web addresses and domain name registrations and (g) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography.

“Intercompany Receivables” means receivables owed to Company by DaVita or any Affiliate of DaVita, net of any receivables owed to DaVita or any Affiliate of DaVita by Company.

“Inventory” means all good, merchantable, and saleable inventory and materials used in the operation of the Business, net of any allowance required under GAAP.

“IRS” means the United States Internal Revenue Service.

“Later Consolidated Buyer Branch” means a Buyer Branch consolidated with, or into, a Company Branch within the same geographic market other than an Initial Consolidated Buyer Branch.

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“Later Consolidated Company Branch” means a Company Branch consolidated with or into a Buyer Branch within the same geographic market other than an Initial Consolidated Company Branch.

“Later Consolidated Company Branch Gross Profit Allocation” means with respect to each Later Consolidated Company Branch, the ratio, expressed as a percentage, of (a) Actual Product Gross Profit from the Later Consolidated Company Branch to (b) Total Actual Product Gross Profit from Later Consolidated Branch Operation, both determined for the three month period ended the last full month prior to the determination by Buyer to consolidate the relevant Buyer Branch and Company Branch, which date of determination shall be deemed to be the date of execution of any acquisition agreement with respect to a Buyer Branch acquired from a third-party.

“Leased Equipment” means all Equipment held under the Leases.

“Leased Real Property” means the premises leased by Company at: (a) Norfolk Commerce Center IV, 5365 Robin Hood Road, Suite 200, Norfolk, Virginia 23513, (b) 305-A, B and C, Ashcake Road, Ashland, Virginia 23005, (c) 7400 Sunnybrook Drive, Suites 1, 2, 3, 4, 5, 6 and 7, Roanoke, Virginia 24019, (d) 2700 Breezewood Avenue, Fayetteville, North Carolina 28303, (e) 160 Congress Boulevard, Suite D, Duncan, South Carolina 29334, (f) 5600 Oakbrook Parkway, Suite 170, Norcross, Georgia 30093, (g) 2848 Washington Road, Augusta, Georgia 30909, (h) 2300 Englert Drive, Suite A, Durham, North Carolina 27713, (i) 44845 Falcon Place, Suite 101B, Sterling, Virginia 20166, (j) 9140 Guilford Road, Suite C, Columbia, Maryland 21046, (k) 462-A Wando Park Boulevard, Mt. Pleasant, South Carolina 29464, (l) 201-223 Witmer Road, Horsham, Pennsylvania 19044, (m) 516 Trade Center Boulevard, Chesterfield, Missouri 63005, (n) 2100 Riverchase Center, Suite 314, Birmingham, Alabama 35244, (o) 205 Summit Pointe Drive, Henrietta, New York 14467, and (p) 1944 William Street, Westwood Village, Fredericksburg, Virginia 22401.

“Leases” means all leases, subleases or other agreements under which Company is lessee or sublessor of any real or personal property or has any interest in real property.

“Licenses and Permits” means all certificates, certificates of need, certificates of exemption, consents, accreditations, governmental approvals, licenses, permits, franchises, authorizations and approvals issued or granted to Company by any Governmental Entity.

“Liens” means any liens, security interests, encumbrances or restrictions on transfer.

“Losses” means losses and out-of-pocket costs including, without limitation, reasonable legal fees (excluding allocated costs of in-house legal counsel), accounting costs, fines, penalties, compliance costs, investigation and remediation costs, and consultant, expert, and other professional fees, including any of the above incurred in enforcing a right to indemnification hereunder.

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“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, businesses, operations or results of operations of Company, including without limitation, receipt of a subpoena or indictment regarding an allegation or claim involving or alleging false or fraudulent claims or for or in connection with any violation of any law related to any Governmental Program; provided, however, that any effect arising out of or resulting from the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (a) conditions (or changes therein) in the U.S. or global economy, in each case that do not have a materially disproportionate effect (relative to other industry participants) on the Business or Company, (b) changes in applicable law, GAAP or general business, Tax, regulatory or political conditions that, in each case, generally affect the countries, geographic regions, markets or industries in which Company conducts its Business, that do not have a materially disproportionate effect (relative to other industry participants) on the Business or Company, (c) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement, (d) the direct result of any interaction between Buyer or any of its Affiliates, on the one hand, and any third party, on the other hand (other than an action taken in express compliance with this Agreement or with the Representative’s prior written consent), (e) any effect resulting from an act of war or terrorism, and/or (f) in connection with the preparation of the SEC Financial Statements, any adjustment of less than $500,000 in the aggregate to Company’s bad debt expenses for any period up to and including the Closing Date.

“Material Contract” means any written Contract which (a) has expected payments or receipts of more than Two Hundred Fifty Thousand Dollars ($250,000) in any given year; (b) involves direct or indirect payments to or from physicians or other potential sources of referrals (including hospitals and health systems) (or Persons owned or controlled, in whole or in part, by physicians or potential sources of referrals, including those in a position to influence referrals); (c) relates to indebtedness of Company for borrowed money (including, without limitation, guarantees of Company); or (d) is listed on Schedule 1.1(g).

“Material Equipment” means all compounders and infusion pumps owned or leased by Company.

“Materials of Environmental Concern” means (a) any “hazardous substance” as defined in § 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. §§ 9601 et seq.) (“CERCLA”) or any regulations promulgated thereunder; (b) petroleum and petroleum by-products; (c) asbestos or asbestos-containing material; or (d) any chemical, material or substance defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous waste” or “toxic substances” or words of similar import under any Environmental Requirements.

“Minority Stockholders” means Boyd, Cope, Exum and Puglise, collectively.

“Net Working Capital” means the total Current Assets minus total Current Liabilities, calculated in accordance with Schedule 1.1(b).

“Objections Statement” means a statement setting forth the objections to the Closing Balance Sheet or Buyer’s calculation of the Closing Payment or of Closing Date Net Working Capital.

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“Patients of Company” means any and all persons who, at any time during the duration of the covenants set forth in ARTICLE 12 or the one (1) year period preceding the Closing Date, received goods or services from or through Company.

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, commercial payors and other third party reimbursement and payment programs, including, without limitation, Company Payment Programs.

“Permitted Liens” means (a) zoning and other similar restrictions, (b) easements, covenants, rights of way or other restrictions of record or that do not have a Material Adverse Effect, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, (d) liens for taxes, assessments and other governmental charges that are not due and payable, (d) other immaterial liens, imperfections of title or encumbrances, (e) statutory or common law liens to secure sums not yet due to landlords, sublandlords, licensors or sublicensors under leases or rental agreements, and (f) liens securing Closing Payoff Debt.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Periods” means all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes but does not end on the Closing Date.

“Pro Rata Share” means for each Stockholder, the quotient of (a) the number of Shares held by such Stockholder, over (b) the total number of Shares. Each Stockholder’s Pro Rata Share is set forth on Schedule I attached hereto and it shall not be affected by the Redemption.

“Professional Liability Claims” means any notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any Governmental Entity or before any arbitrator or mediator of any nature involving any services performed by or in connection with or on behalf of Company, or class of claims or lawsuits involving the same or similar services performed by or in connection with or on behalf of Company.

“Referral Sources of Company” means any and all Persons (including, without limitation, physicians, discharge planners, case managers and managed care entities) who or which, at any time during the duration of the covenants set forth in ARTICLE 12 or the twelve (12) month period preceding the Closing Date, referred, directed or arranged for any patient to receive goods or services from or through Company.

“Restricted Area” means the States of Missouri, New York, Pennsylvania, North Carolina, Virginia, South Carolina, Alabama, Georgia, Maryland, Illinois, New Jersey, Delaware and the District of Columbia.

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“Sale Activities” means (a) the engagement of legal counsel and financial advisers to assist in the transactions contemplated by this Agreement, (b) discussions with such legal counsel and financial advisers, (c) the review, preparation, negotiation, execution and delivery of this Agreement and the agreements related hereto, (d) the negotiation with Buyer and, prior to execution of this Agreement, other third parties, in connection with the transactions contemplated by this Agreement, (e) other similar activities relating thereto, and (f) performance of the covenants and agreements contained in this Agreement and the agreements related hereto.

“SAR” means a cash settled stock appreciation right awarded under the SAR Plan to an Employee outstanding as of the Closing.

“SAR Award” means an award of one or more SARs to an Employee under the SAR Plan.

“SAR Holder” means an Employee holding a SAR Award under the SAR Plan.

“SAR Plan” means the HomeChoice Partners, Inc. 2007 Stock Appreciation Rights Plan, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means all of the issued and outstanding shares of the capital stock of Company.

“Stockholders Agreement” means the Stockholders Agreement, effective as of September 1, 2007, by and among Company, the Stockholders and Matthew Ospeck, as amended.

“Stockholder Indemnified Parties” means each Stockholder, his, her or its Affiliates, and each of their officers, directors, employees, agents and representatives or Person, if any, who controls such Stockholder or its Affiliate, and their respective successors, and assigns.

“Target Gross Profit” means the greater of (a) Actual Product Gross Profit for Year 1, or (b) $50.0 million.

“Target Net Working Capital” means Ten Million Dollars ($10,000,000).

“Target Credits” means One Million Five Hundred Thousand Dollars ($1,500,000).

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations, or administrative requirements relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, unclaimed property, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, charges, fees imposts, levies of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Total Actual Product Gross Profit from Consolidated Branch Operation” means with respect to each Consolidated Branch Operation, the sum of (a) Actual Product Gross Profit from the applicable Consolidated Company Branch and (b) Actual Product Gross Profit from the applicable Consolidated Buyer Branch for the relevant period.

“Transaction-Related Costs” means all of the fees, costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred or accrued by Company, the Stockholders together as a group, or the Representative on behalf of Stockholders on or before the Closing Date in connection with or related to the transactions contemplated hereby and remaining unpaid as of the Closing Date, as set forth on Schedule 1.1(h) (which Schedule shall be delivered by Representative to Buyer at least three (3) Business Days prior to the Closing and attached to this Agreement). For the avoidance of doubt, fees, costs and expenses incurred by any individual Stockholder solely on his, her or its own behalf with respect to any matter relating solely to such Stockholder, including, without limitation, any employment matter, shall not be considered a Transaction-Related Cost.

“Vested SAR” means a SAR that is vested and exercisable at Closing in accordance with the terms of the applicable SAR Award and the SAR Plan.

“Working Capital Adjustment” means the amount by which the Closing Date Net Working Capital is greater or less than the Target Net Working Capital.

“Year 1” means the 12-month period starting on the first day of the first full calendar month immediately following the Closing Date, unless the Closing Date is the first day of a month, in which event Year 1 shall start on the Closing Date.

“Year 2” means the 12-month period starting on the day immediately following the end of Year 1.

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Exhibits
4.1	Form of Escrow Agreement
4.5	Form of SARS Termination and Settlement Agreement
9.4.1	Form of Stock Powers
9.4.7	Form of Officer and Director Resignations
9.4.9	Form of Opinion
9.4.11	Form of Transition Services Agreement
Exhibits to the TSA
Finance
IT
HR
Schedules
I	Capitalization
1.1(a)	Illustration of Actual Product Gross Profit
1.1(b)	Illustration of Current Assets and Current Liabilities/Closing Balance Sheet
1.1(d)	List of Infusion Drugs
1.1(e)	Initial Consolidated Branches
1.1(f)	Initial Consolidated Company Branch Gross Profit Allocation
1.1(g)	Additional Material Contracts
9.5	Regulatory Consents
9.6	Required Third Party Consents
11.8.2	Purchase Price Allocation
11.13(a)	Specified Equipment Leases
11.13(b)	Liens to be Released
11.15.2	Employees who can be Solicited
11.15.3	Exception to Welfare Benefit Plan Covenant
11.18	Agreements to be Terminated
11.21	Assets to be Transferred
Disclosure Schedules
5.1	Qualification to do Business; Assumed Names
5.2	No Breach Obligations
5.3	Capitalization
5.6.1	Financial Statements
5.7.1	Other Assets and Property
5.7.2	Leases
5.7.3	Capitalized Equipment
5.7.4	Certain Disclosures Regarding Leased Real Property
5.7.8	Accounts
5.7.9	Letters of Credit
5.7.11	Purchases
5.8	Environmental Laws and Regulations
5.10.1	Litigation and Claims
5.10.2	Professional Liability Claims
5.11	Licenses and Permits
5.12	Accreditations
5.13.1	Insurance Policies
5.13.2	Claims Made Policies

5.14.1	Disclosure Regarding Employee Restrictive Agreement
5.14.2	Employees
5.15.1	Employee Benefit Plans
5.15.5	Plan Claims and Liability
5.15.7	Qualified Pension Plans
5.15.8	Title IV Pension Plans, Multi-Employer Plans and Terminated Plans
5.15.9	Triggering Obligations
5.15.12	Code Section 409A
5.16.1	Material Contracts
5.16.2	Third Party Consents
5.17.1	Tax Matters
5.17.4	Tax Sharing Agreement
5.17.7	Code Section 338 Election
5.19	Company Payment Programs
5.20	Inventory Practices
5.23	Subsidiaries
5.25(a)	Affiliate Transactions
5.25(b)	Affiliate Transactions – Other than Fair Market Value
5.27.1	Change in Issued Capital Stock
5.27.3	Decrease in Net Book Value of Assets
5.27.5	Liens
5.27.6	Termination of Provider Agreement
5.27.9	Payment to Executive
5.27.11	Cash Management Procedures
5.27.12	Transactions
5.27.17	Distributions
5.27.20	Significant change in Part D reimbursement for Renal Nutrition
5.28	HIPAA
5.30.1	Intellectual Property
5.30.2	Ownership of Intellectual Property

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